Exhibit 10.2
THIRD AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
     This Third Amended and Restated Shareholders Agreement (this “Agreement”) is dated this 20th day of May, 2008 and made by and among:
(1)	SB ASIA INVESTMENT FUND II L.P., a fund incorporated under the laws of the Cayman Islands with its registered offices at Maples and Calder Corporate Services Limited, PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (“SAIF”);

(2)	TRAVOGUE ELECTRONIC TRAVEL PRIVATE LIMITED, a company incorporated under the Indian Companies Act, 1956, as amended, and having its registered office at 81/1 Adchini, Sri Aurobindo Marg, New Delhi — 110 017, India (“Travogue”);

(3)	MR. DEEP KALRA, a citizen and resident of the Republic of India residing at J-6/11A, DLF Phase II, Gurgaon, Haryana, India, MR. KEYUR JOSHI, a citizen and resident of the Republic of India residing at E-10A, II Floor, Kailash Colony, New Delhi — 110 048, India and MR. SACHIN BHATIA, a citizen and resident of the Republic of India residing at Q-107, II Floor, Southcity I — Gurgaon, Haryana, India (collectively, the “Founders”);

(4)	HELION VENTURE PARTNERS LLC a company established under the laws of Mauritius, having its principal office at International Management (Mauritius) Ltd Les Cascades Building Edith Cavell Street Port Louis, Mauritius (“Helion”);

(5)	SIERRA VENTURES VIII-A, L.P., a Californian Limited partnership, SIERRA VENTURES VIII-B, L.P., a Californian Limited partnership and SIERRA VENTURES ASSOCIATES VIII, LLC, a Californian limited liability Company, each with its registered office at 2884 Sand Hill Road Suite 100, Menlo Park, California 94025 (collectively, “Sierra”);

(6)	TIGER GLOBAL PRIVATE INVESTMENT PARTNERS IV, L.P., an exempted limited partnership formed under the laws of the Cayman Islands with its registered offices at c/o Turner and Roulstone Management Ltd., PO Box 2636GT, Strathvale House, 90 North Church Street, George Town, Grand Cayman, Cayman Islands (“PIP IV”);

(7)	TIGER GLOBAL PRIVATE INVESTMENT PARTNERS V, L.P., an exempted limited partnership formed under the laws of the Cayman Islands with its registered offices at c/o Turner and Roulstone Management Ltd., PO Box 2636GT, Strathvale House, 90 North Church Street, George Town, Grand Cayman, Cayman Islands (“PIP V” and together with PIP IV, “Tiger Fund”);

(8)	LEE FIXEL, a resident of the United States of America with an address of c/o Tiger Global Management, L.L.C., 101 Park Avenue, 48th Floor, New York, NY 10178, USA (“Fixel”);

(9)	FEROZ DEWAN, a resident of the United States of America with an address of c/o Tiger Global Management, L.L.C., 101 Park Avenue, 48th Floor, New York, NY 10178, USA (“Dewan”);

(10)	SCOTT SHLEIFER, a resident of the United States of America with an address of c/o Tiger Global Management, L.L.C., 101 Park Avenue, 48th Floor, New York, NY 10178, USA (“Shleifer” and together with PIP IV, PIP V, Fixel and Dewan, “Tiger”); and

(11)	INTERNATIONAL WEB TRAVEL PRIVATE LIMITED, a company incorporated in Mauritius, with registered number 24478/5832 and having its registered office at 10, Frere Felix De Valois Street, Port Louis, Republic of Mauritius (the “Company”).
Recitals
          A. SAIF, Travogue, the Founders, Helion, Sierra, and Tiger hold Series A Preferred Shares (as defined below) and/or Series B Preferred Shares (as defined below) and/or Equity Shares (as defined below) and possess information rights, rights of first refusal and other rights pursuant to a Second Amended and Restated Shareholders Agreement dated as of 8 August, 2007 by and among the Company, SAIF, Travogue, the Founders, Helion, Sierra, and Tiger (the “Second Prior Agreement”), which may be amended by written consent of all the parties signatory thereto.
          B. All parties to the Second Prior Agreement desire to terminate the Second Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Second Prior Agreement.
          C. SAIF, the Founders, Helion, Sierra, Fixel, Dewan and PIP V are parties to the Series C Preferred Share Subscription Agreement of even date herewith by and among the Company, SAIF, the Founders, Helion, Sierra, Fixel, Dewan and PIP V (the “Preferred Share Subscription Agreement”), which provides that as a condition to the closing of the sale of the Series C Preferred Shares (as defined below), this Agreement must be executed and delivered by such Shareholders (as defined below) and the Company.
     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, covenants, representations and warranties hereinafter contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Second Prior Agreement shall be superseded and replaced in its entirety by this Agreement, and the Parties to this Agreement hereby agree as follows:
AGREEMENT
SECTION I
DEFINITIONS
     1.1 Definitions. In this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:
     “Affiliate” means, in relation to a body corporate, a Person that directly or indirectly holds more than 50% of the voting rights of that body corporate and/or a company or entity in which that body corporate holds directly or indirectly more than 50% of the voting rights or the power to control the majority of the composition of the board of directors of such entity or the power to direct the management or policies of such entity by contract or otherwise, and in relation to an individual, means any relative or any other Person which is controlled by such Person or a relative of such individual; provided that for the purposes of this Agreement the Company shall not be deemed to be an Affiliate of any Party;
     “Agreement” has the meaning assigned to such term in the preamble to this Agreement;
     “Applicable Law” means any statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment or decree applicable to any of the Parties or to any of their respective Affiliates, properties, assets, officers, directors or employees, as the case may be from time to time;
     “Board” means the board of directors of the Company or the Subsidiaries, as the case may be, duly elected from time to time;
     “Business Day” means the day banks are open for transacting business in India or in Mauritius, as applicable;
     “Buy-Out Offer” has the meaning given to such term in Section 6.3(a);
     “Buyer” has the meaning given to such term in Section 6.3(a);
     “Chief Executive Officer” has the meaning given to such term in Section 3.1(b);
     “Chief Financial Officer” means the chief financial officer of the Company;
     “Company” has the meaning assigned to such term in the preamble to this Agreement;
     “Company Business” means all of the business, operations, assets, or properties relating to the Company or any of the Subsidiaries, as the case may be;
     “Competitor” means any entity specified in Schedule C of this Agreement which is in the business of providing Travel Services, or any Person who holds more than 10% of the fully diluted share capital of any of the entities specified in Schedule C of this Agreement, or any Person who acquires any entity specified in Schedule C of this Agreement (as long as the erstwhile competitor constitutes more than 50% of the total gross revenues from the provision of Travel Services of the consolidated entity);
     “Confidential Information” has the meaning given to such term in Section 10.2;
     “Constitution” means the constitution of the Company to be adopted by the Company in the form mutually agreed by the Parties or the constitution of any of the Subsidiaries, as the context may require;
     “Conversion Ratio” has the meaning given to such term in Section 9.8(k);
     “Co-sale Notice” has the meaning given to such term in Section 6.2(d);
     “Co-sale Right” has the meaning given to such term in Section 6.2(d);
     “Defaulting Holder” has meaning given to such term in Section 6.2A(a);

     “Defaulting Party” has the meaning given to such term in Section 11.9(a)(iv);
     “Dewan” has the meaning assigned to such term in the recitals to this Agreement;
     “Director” means any director duly elected and serving on the Board from time to time;
     “Dispute” has the meaning given to such term in Section 11.1(a);
     “Drag Along Notice” has the meaning given to such term in Section 6.3(b);
     “Drag Along Sale” has the meaning given to such term in Section 6.3(a);
     “Effective Date” shall mean the Closing Date under the Preferred Share Subscription Agreement;
     “Eligible Shareholder” has the meaning given to such term in Section 6.2A(a);
     “Employment Agreement” means the employment agreement entered into or to be entered into between Deep Kalra and MMT;
     “Equity Share Anti-Dilution Price” means USD 21.58;
     “Equity Share Subscription Agreement” means such agreement dated April 25, 2005 entered into among SAIF, Travogue, the Founders and the Company;
     “Equity Share Subsequent Issue Price” has the meaning given to such term in Section 7.1;
     “Equity Shares” shall mean the ordinary shares of the Company of a par value of USD 0.01 each;
     “Equity Shareholder” shall mean the holder of Equity Shares of the Company;
     “Financing” has the meaning assigned to such term in the recitals to this Agreement;
     “First Subsequent Issue Price” has the meaning given to such term in Section 7.1;
     “Fixel” has the meaning assigned to such term in the recitals to this Agreement;
     “Founders” has the meaning assigned to such term in the preamble to this Agreement;
     “Governmental Authority” means any government, regulatory authority, governmental department, agency, commission, board, tribunal, crown corporation, or court or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation, or province or state or other subdivision thereof or any municipality, district or other subdivision thereof, including any securities regulator in the relevant jurisdiction;
     “Helion” has the meaning assigned to such term in the preamble to this Agreement;
     “Independent Directors” has the meaning given to such term in Section 4.3(a);
     “IPO” has the meaning given to such term in Section 3.3(a);

     “Key Managerial Personnel” means (i) each of the Founders and (ii) any employee of the Company or a Subsidiary, as the case may be, holding the positions and responsibilities of equal to or greater responsibility than Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Marketing Officer, Chief Technology Officer, Vice-President, Business Development, Assistant Vice-President, Customer Service and Head-Finance and Company Secretary;
     “Liquidation Event” shall be any of the following events:-
           (a) a liquidation, dissolution or winding up of the Company in accordance with Applicable Law;
           (b) the sale, transfer or other disposition of all or substantially all of the Company’s and its Subsidiaries’ assets;
           (c) consolidation or merger of the Company with or into another entity such that the Shareholders of the Company prior to any such transaction receive or retain after such transaction less than 50% of the voting power of the surviving entity following such transaction; or
           (d) sale, transfer or other disposition (whether by merger, consolidation or otherwise), in one transaction or series of related transactions, to a Person or group of Affiliated Persons, of more than 50% of the then outstanding Securities by the existing shareholders, such that the Shareholders of the Company prior to any such transaction retain after such transaction less than 50% of the voting power of the Company (or the surviving or acquiring entity).
     It is agreed that a Liquidation Event shall not include the following events approved in accordance with Section 5.4 of this Agreement: (a) an IPO of the Securities of the Company or its Subsidiaries, or (b) any issue of Securities by the Company for the purpose of raising additional capital for the Company.
     “Majority Shareholders” has the meaning given to such term in Section 6.3(a);
     “Minority Investor” has the meaning given to such term in Section 6.3(a);
     “MMT” means MakeMyTrip (India) Private Limited, a company incorporated in India and a wholly owned subsidiary of the Company;
     “Non-Defaulting Party” has the meaning given to such term in Section 11.9(a)(iv);
     “Offer Notice” has the meaning given to such term in Section 6.2(a);
     “Offer Period” has the meaning given to such term in Section 6.2(c);
     “Offer Shares” has the meaning given to such term in Section 6.2(a);
     “Offeror” has the meaning given to such term in Section 6.2(a);
     “Other Shareholder” has the meaning given to such term in Section 6.2(a);
     “Parties” means, collectively, SAIF, Travogue, each of the Founders, Helion, Sierra, PIP IV, PIP V, Fixel, Shleifer, Dewan and the Company and their successors and assigns, and any other Person that becomes a party to this Agreement in accordance with the terms hereof, and “Party” means any one of such Persons individually;
     “Percentage Interest” means with respect to any Shareholder and as of any date, a number equal to a fraction, the numerator of which is the number of Equity Shares owned by such Shareholder on a fully converted basis as of such date and the denominator of which is the total number of Equity Shares then issued and outstanding on a fully converted basis;
     “Person” includes any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate or other similar entity, and a natural person in his capacity as trustee, executor, administrator, or other legal representative;
     “PFIC” has the meaning given to such term in Section 11.16(b);
     “PIP IV” has the meaning assigned to such term in the recitals to this Agreement;
     “PIP V” has the meaning assigned to such term in the recitals to this Agreement;
     “Preferred Shareholders” shall mean the holders of the Preferred Shares that are Parties to this Agreement;
     “Preferred Shares” shall mean, collectively, the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares;
     “Preferred Share Subscription Agreement” has the meaning assigned to such term in the recitals to this Agreement;
     “RFR Notice” has the meaning given to such term in Section 6.2(c);
     “Registrable Shares” means
     (A)
     (i) any Equity Shares held by any of SAIF, the Founders or Travogue or the employees/management of the Company or its Subsidiaries; and
     (ii) any other ordinary shares of the Company issued in respect of the Equity Shares described in clause (i) above pursuant to stock splits, stock dividends, reclassifications, recapitalizations, or similar events;
     provided, however, that ordinary shares of the Company that are Registrable Shares shall cease to be Registrable Shares:
     (a) upon any sale pursuant to a Registration Statement,
     (b) with respect to a Shareholder, when such Shareholder is eligible to sell, transfer or otherwise convey all of such Shareholder’s Registrable Shares pursuant to Applicable Law or
     (c) upon any sale in any manner to a person or entity which is not entitled to the rights provided by this Agreement; and/or

     (B)
     (i) any Preferred Shares held by any of the Preferred Shareholders, or converted into Equity Shares in accordance with this Agreement; and
     (ii) any other shares of preferred stock of the Company issued in respect of the Preferred Shares described in clause (i) above or such preferred stock being converted into Equity Shares in accordance with this Agreement pursuant to stock splits, stock dividends, reclassifications, recapitalizations, or similar events;
     provided, however, that shares of preferred stock of the Company that are Registrable Shares shall cease to be Registrable Shares:
     (a) upon any sale pursuant to a Registration Statement,
     (b) with respect to a Shareholder, when such Shareholder is eligible to sell, transfer or otherwise convey, without there being an effective Registration Statement in the jurisdictions where any of the exchanges set forth in Section 3.3 are located, all of such Shareholder’s Registrable Shares pursuant to Applicable Law or
     (c) upon any sale in any manner to a person or entity which is not entitled to the rights provided by this Agreement;
     “Registration Expenses” has the meaning given to such term in Section 3.6;
     “Registration Statement” means a registration statement or prospectus filed by the Company or a Subsidiary, as the case may be, with the relevant Governmental Authority for a public offering and sale of securities of the Company or a Subsidiary, as the case may be, (other than a registration statement on any form for a limited purpose, any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation or a registration statement solely for the purpose of registering shares issued in a non-underwritten offering in connection with a merger, combination or acquisition);
     “Relative” shall mean any spouse, parent, sibling or child of an individual;
     “Remaining Equity Shares” has the meaning given to such term in Section 3.2;
     “Remaining Preferred Shares” has meaning given to such term in Section 3.2A;
     “ROFO Offered Shares” has meaning given to such term in Section 6.2A(a);
     “ROFO Offered Shares Availability Notice” has meaning given to such term in Section 6.2A(a);
     “ROFO Selling Shareholder” has meaning given to such term in Section 6.2A(a);
     “SAIF” has the meaning assigned to such term in the preamble to this Agreement;
     “Second Prior Agreement” has the meaning assigned to such term in the recitals to this Agreement;
     “Shleifer” has the meaning assigned to such term in the recitals to this Agreement;

     “Second Subsequent Issue Price” has the meaning given to such term in Section 7.1;
     “Securities” means the Equity Shares, the Preferred Shares, or any other class of capital shares or other equity securities or securities containing profit participation features, or any options, warrants, rights or other securities convertible into or exchangeable or exercisable for any such capital shares or other equity securities or securities containing profit participation features;
     “Selling Shareholder” has the meaning given to such term in Section 6.2(a);
     “Series A Anti-Dilution Price” has the meaning given to such term in Section 7.2;
     “Series B Anti-Dilution Price” has the meaning given to such term in Section 7.3;
     “Series C Anti-Dilution Price” has the meaning given to such term in Section 7.4;
     “Series A Preferred Shareholder” shall mean those Persons listed as such on Schedule A hereto;
     “Series B Preferred Shareholder” shall mean those Persons listed as such on Schedule A hereto;
     “Series C Preferred Shareholder” shall mean those Persons listed as such on Schedule A hereto;
     “Series A Preferred Shares” means the Series A preferred shares of the Company of a par value of USD 0.01 each;
     “Series B Preferred Shares” means the Series B preferred shares of the Company of a par value of USD 0.01 each;
     “Series C Preferred Shares” means the Series C preferred shares of the Company of a par value of USD 0.01 each;
     “Series A Purchase Price” means USD 39.53 per Series A Preferred Share;
     “Series B Purchase Price” means USD 101.14 per Series B Preferred Share;
     “Series C Purchase Price” means USD 107.88 per Series C Preferred Share;
     “Series B Subscription Agreement” has the meaning assigned to such term in Section 9.4(f)(ii);
     “Shareholders” means SAIF, Travogue, the Founders, Helion, Sierra and PIP IV, PIP V, Fixel, Shleifer, Dewan, and such other Persons as may become parties to this Agreement and holding a legal or beneficial interest in the Equity Shares or Preferred Shares, together with their successors and assigns, collectively, and “Shareholder” means any one of such Persons individually;
     “Sierra” has the meaning assigned to such term in the preamble to this Agreement;
     “Special Co-Sale Rights” has the meaning assigned to such term in Section 6.2(j);

     “Subsidiaries” has the meaning given to such term in the Preferred Share Subscription Agreement;
     “Tiger” has the meaning assigned to such term in the preamble to this Agreement;
     “Tiger Fund” has the meaning assigned to such term in the preamble to this Agreement;
     “Transfer” has the meaning given to such term in Section 6.1(a);
     “Travel Services” shall mean travel related services of selling and/or promotion of air tickets, hotel reservations, and packaged tours;
     “Travogue” has the meaning assigned to such term in the preamble to this Agreement;
     “UNCITRAL Rules” has the meaning given to such term in Section 11.1(b); and
     “USD” or “United States Dollars” shall mean the lawful currency of the United States of America.
     1.2 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof in any manner whatsoever.
     1.3 Interpretation; Number and Gender. The definitions in Section 1.1 shall apply equally to both the singular and plural form of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter form. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation". Unless the context otherwise requires, (a) all references to Sections, paragraphs, clauses, Exhibits and Schedules are to Sections, paragraphs and clauses in, and Exhibits and Schedules to, this Agreement; and (b) the terms “herein”, “hereof”, “hereto”, ‘hereunder” and words of similar import refer to this Agreement as a whole. All references in this Agreement to statutory provisions shall be construed as meaning and including references to: (a) any statutory modification, consolidation or re-enactment (whether before or after the date of this Agreement) for the time being in force; and (b) all statutory instruments or orders made pursuant to a statutory provision. Any reference to the shareholding of the Company on a fully diluted basis refers to the post Closing capitalization of the Company and shall be calculated after taking into account all the Securities of the Company including the Equity Shares, the Preferred Shares to be issued to under the Preferred Share Subscription Agreement, as well as all other Securities of the Company.
SECTION II
EFFECTIVE DATE, PURPOSE AND SCOPE
     2.1 Effective Date. This Agreement shall come into force and effect from the Effective Date.
     2.2 Compliance with Agreement. Subject to Applicable Law, each Shareholder, being a party to this Agreement, shall at all times vote and act as a Shareholder of the Company to fulfill and comply with the provisions of this Agreement, to satisfy its obligations hereunder and in all other respects to comply with, and shall use all reasonable efforts to cause the Company to comply with, this Agreement. Each Shareholder shall, at all times, cause its respective nominee(s) as Directors to act in accordance with this Agreement, to amend the Constitution to conform to the purposes and intent of this Agreement, and to cause the Company to adopt such amended Constitution through the passage of appropriate Board and Shareholders’ resolutions and to take such other actions as may be required under Applicable Law in this regard. The Company shall be bound by the provisions of this Agreement to the fullest extent of its capacity and power under Applicable Law.
SECTION III
GENERAL PROVISIONS
     3.1 Structure of the Company.
          (a) Private Company. Subject to Section 3.3, the Company shall continue as a private limited liability company under the laws of Mauritius.
          (b) Registered Office. Unless otherwise agreed by each of the Shareholders, the Company shall continue to maintain its registered office at 10, Frere Felix De Valois Street, Port Louis, Republic of Mauritius. The Company may also maintain such other offices at any other place or places within or outside Mauritius as may from time to time be determined by the Board of the Company. The Chief Executive Officer of the Company (“Chief Executive Officer”) shall notify the Shareholders of any change in the address of the registered office /corporate office of the Company.
     3.2 Issue of Securities by the Company. Subject to the provisions of Applicable Law and subject to the provisions of Section 7 (but Section 7 will apply only if and to the extent that the price per Security at which such new issuance occurs satisfies the conditions set forth in Section 7 for the anti-dilution mechanism in Section 7 to apply), the Board of the Company may, from time to time, issue and allot at such price and upon such terms as it may decide and as permitted by Applicable Law, any Security; provided, except for any (a) employee stock options issued under any stock option plan approved by the Board to the employees of the Company and/or any Subsidiary, (b) Equity Shares issued upon the conversion of Preferred Shares outstanding as of the Effective Date, as approved in accordance with the provisions of this Agreement, (c) Securities issued to financial institutions in connection with commercial credit arrangements, equipment financing or other similar financing arrangements, (d) Securities issued pursuant to any stock splits, stock dividend, consolidation, bonus issue, rights issue or like transactions; or (e) Securities issued to a non-financial corporation in connection with a license, distribution, business development, or for other similar arrangements, provided such issuances are approved by the Board and are for other than primarily equity financing purposes, the Company shall not issue or sell or otherwise issue to any Person (including, without limitation, any Shareholder) any Securities unless the Company complies with this Section 3.2 and unless, prior to such issue and sale, each Shareholder shall have received from the Company (x) notice in writing of the terms of the proposed issue; and (y) an opportunity to subscribe for such Securities on the same terms and in an amount up to the product of such Shareholder’s Percentage Interest and the total number of Securities proposed to be issued. If any Shareholder fails to subscribe for such Securities up to the full amount of such Shareholder’s entitlement by notice in writing to the Company within 30 Business Days from receipt of the notice from the Company of the proposed issue of such Securities, or, upon subscription, fails to pay the Company for the subscribed Securities within such 30 Business Day period, then such Shareholder shall be deemed to have renounced, in favour of the other eligible Shareholders participating in the subscription, its right to subscribe for the Securities that it has not subscribed or paid for, and the Company promptly shall notify such other participating Shareholders in writing of the number of Securities with respect to which the right to subscribe has been deemed renounced pursuant to this Section 3.2 and the Securities still available for subscription (collectively, the “Remaining Securities”). Thereafter, each other participating Shareholder shall have a right to subscribe for the Remaining Securities in proportion to the Shares held by such other participating Shareholders (prior to receiving the notice described in clause (y) above) divided by the total Securities held by all such other participating Shareholders (prior to receiving the notice described in clause (y) above) until the earliest of (i) the expiration of 30 Business Days from receipt of notice from the Company of the Remaining Securities available for subscription pursuant to the second sentence of this Section 3.2, (ii) such time when all the Remaining Securities have been purchased by such other participating Shareholders and (iii) such time when there are no Shareholders willing to purchase any Remaining Securities. Notwithstanding any provision in this Agreement to the contrary, if any Shareholder is prevented by Applicable Law from purchasing any Securities, such Shareholder may designate one or more nominees of such Shareholder to purchase such Securities to the extent not prohibited by Applicable Law, provided such purchaser (including any Shareholder) agrees to become bound by the terms of this Agreement and simultaneously with the purchase of such Securities becomes a party to this Agreement. Any Securities that are not purchased by the Shareholders within 30 Business Days from receipt of the notice from the Company of the Remaining Securities available for subscription pursuant to the second sentence of this Section 3.2, may be issued and sold by the Company within 120 days of the end of the 30 Business Day period described in the beginning of this sentence to any proposed purchaser identified by the Board of the Company on such terms and conditions as the Board of the Company may deem fit provided that such terms and conditions are no more favourable to the proposed purchaser than those notified by the Company to the Shareholders and provided such purchaser agrees to become bound by the terms of this Agreement and simultaneously with the purchase of such Securities becomes a party to this Agreement, unless such purchaser is already a Shareholder.
     It is further agreed that the pre-emptive right specified in this Section 3.2 shall terminate upon occurrence of an IPO (as defined hereinafter).
     3.3 Initial Public Offering; Registration Rights.
          (a) The Shareholders will cause the Company or any of its Subsidiaries to undertake an initial public offering (“IPO”) and sale of its Equity Shares and Preferred Shares (the IPO of Preferred Shares to the extent permitted by Applicable Law) according to a time schedule and in such global capital market or markets as the Board may determine subject to the provisions of Section 5.4. The Company or such Subsidiary shall bear all costs and expenses relating to or in connection with an IPO. The Company will use all commercially reasonable efforts to list the Equity Shares and Preferred Shares held by the Shareholders pro-rated to the number of shares held by each such Shareholder at the time of the IPO on a fully diluted and as if converted basis (listing of Preferred Shares to the extent permitted by Applicable Law) or the Equity Shares issued upon conversion of the Preferred Shares held by each such Party, or any shares of any of the Subsidiaries held by the Company in conjunction with, or in any event as soon as possible, following an IPO on any one or more of NASDAQ, The National Stock Exchange of India or Bombay Stock Exchange Limited, as considered appropriate by the majority of the Preferred Shareholders, SAIF and Deep Kalra, provided that, if such persons determine that the IPO must be on NASDAQ, the Founders, Helion, Tiger and Sierra are not in any manner prohibited under Applicable Laws from listing their shares on NASDAQ.

          (b) In conjunction with or at any time after the closing of the Company’s IPO; the Shareholders may request, in writing, that the Company effect a registration of all or any part of the Registrable Shares owned by the Shareholders, on such forms and in the manner considered appropriate by the Shareholders. Upon receipt of any such request, the Company shall promptly give written notice of such proposed registration to all Shareholders holding Registrable Shares. Such other Shareholders shall have the right, by giving written notice to the Company within thirty (30) days after the Company provides its notice, to elect to have included in such registration such of their Registrable Shares as such Shareholders may request in such notice of election, subject to the approval of the underwriter managing the offering. Notwithstanding any other provision of this Section 3.3, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall advise all holders of Registrable Shares which would otherwise be underwritten pursuant hereto that the number of shares that may be included in the underwriting shall be allocated to the holders of such Registrable Shares (subject to the priority given to the Shareholders to the extent of the Preferred Shares and Equity Shares held by the Shareholders) on a pro rata basis based on the number of Registrable Shares requested by each such Shareholder, and the Shareholder to be included in the registration. Any Registrable Shares excluded or withdrawn from such underwriting shall be withdrawn from the registration. The provisions of the foregoing sentence shall apply mutatis mutandis to the Equity Shares held by the Shareholders upon conversion of their Preferred Shares. Thereupon, the Company shall, as expeditiously as possible, use all commercially reasonable efforts to effect the registration of all Registrable Shares that the Company has been requested so to register. Such registration shall be done on such forms and in such manner as is considered appropriate by those holding a majority of the Registrable Shares.
          (c) At any time after the Company becomes eligible to file a Registration Statement relating to secondary offerings, the Shareholders will have the right to require the Company to effect an unlimited number of Registration Statements of all or any portion of the Registrable Shares held by the Shareholders. Upon receipt of any such request, the Company shall promptly give written notice of such proposed registration to all Shareholders holding Registrable Shares. Such other Shareholders shall have the right, by giving written notice to the Company within thirty (30) days after the Company provides its notice, to elect to have included in such registration such number of their Registrable Shares as such Shareholders may request in such notice of election. Thereupon, the Company shall, as expeditiously as possible, use all commercially reasonable efforts to effect the registration on the applicable forms of all Registrable Shares that the Company has been requested to register.
     3.4 Incidental Registration.
          (a) Whenever the Company proposes to file a Registration Statement, including, but not limited to, Registration Statements relating to secondary offerings of securities of the Company, but excluding Registration Statements pursuant to Section 3.3 and relating to employee benefit plans or with respect to corporate reorganizations, at any time and from time to time, it will, at least thirty (30) days prior to such filing, give written notice to all Shareholders of its intention to do so and, upon the written request of a Shareholder or Shareholders given within twenty (20) days after the Company provides such notice (which request shall state the intended method of disposition of such Registrable Shares), the Company shall use its reasonable efforts to cause all Registrable Shares that the Company has been requested by such Shareholder or Shareholders to register or to be registered under Applicable Law to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Shareholder or Shareholders; provided that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 3.4 without obligation to any Shareholder.
          (b) In connection with any offering under this Section 3.4 involving an underwriting, the Company shall not be required to include any Registrable Shares in such underwriting unless the holders thereof accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, in the good faith opinion of the underwriters, jeopardize the success of the offering by the Company. If, in the reasonable opinion of the managing underwriter, the registration of all, or part of, the Registrable Shares that the holders have requested to be included would materially and adversely affect such public offering, then the Company shall be required to include in the underwriting only that number of Registrable Shares, if any, that the managing underwriter in good faith believes may be sold without causing such adverse effect. If the number of Registrable Shares to be included in the underwriting in accordance with the foregoing is less than the total number of shares that the holders of Registrable Shares have requested to be included, the Shareholders holding Registrable Shares who have requested registration shall participate in the underwriting pro rata based upon their total ownership of shares. If any holder would thus be entitled to include more shares than such holder requested to be registered, the excess shall be allocated among other requesting holders pro-rata based upon their total ownership of Registrable Shares.
     3.5 Registration Procedures. If and whenever the Company is required by the provisions of this Agreement to use all commercially reasonable efforts to effect the registration of any of the Registrable Shares under Applicable Law, the Company shall:
          (a) prepare and file with the relevant Governmental Authority a Registration Statement with respect to such Registrable Shares and use all commercially reasonable efforts to cause that Registration Statement to become and remain effective for the earlier of one-hundred twenty (120) days or until the completion of the distribution;
          (b) as expeditiously as possible prepare and file with the relevant Government Authority any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to keep the Registration Statement effective, and comply with the provisions of Applicable Law with respect to the disposition of all securities covered by such Registration Statement;
          (c) as expeditiously as possible furnish to each selling Shareholder such reasonable number of copies of the registration statement, each amendment and supplement thereto, prospectus, including a preliminary prospectus, in conformity with the requirements of Applicable Law, and such other documents as the selling Shareholder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by the selling Shareholder;
          (d) as expeditiously as possible use all commercially reasonable efforts to register or qualify the Registrable Shares covered by the Registration Statement under the applicable securities or other laws of such jurisdictions as the selling Shareholders shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the selling Shareholders to consummate the public sale or other disposition in such jurisdictions applicable to the Registrable Shares owned by the selling Shareholder;

          (e) notify each selling Shareholder of such Registrable Shares at any time when a Registration Statement related thereto is effective under the Applicable Law, of the happening of any event as a result of which, or in the event the Company becomes aware that, the prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus will not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;
          (f) cause all such Registrable Shares to be listed on any one or more of NASDAQ, the National Stock Exchange of India or Bombay Stock Exchange Limited, as considered appropriate by those holding a majority of the Preferred Shares, SAIF and Deep Kalra, provided that, if the such persons determine that the IPO must be on NASDAQ, the Founders, Helion, Tiger and Sierra are not in any manner prohibited under Applicable Laws from listing their shares on NASDAQ;
          (g) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in customary form with the managing underwriter of such offering. Each Shareholder participating in such underwriting shall also enter into and perform its obligations under such an agreement; and
          (h) furnish, at the request of the initiating Shareholders holding a majority of the shares participating in the offering, on the date that such Registrable Shares are delivered to the underwriters for sale, if such shares are being sold through underwriters, or, if such shares are not being sold through underwriters, on the date that the Registration Statement with respect to such Registrable Shares becomes effective: (i) an opinion, dated as of such date, from the counsel representing the Company for the purpose of such registration, in the form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority of the initiating Shareholders, addressed to the underwriters, if any, and to the initiating Shareholders; and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority of the initiating Shareholders, addressed to the underwriters, if any, and if permitted by applicable accounting standards, to the initiating Shareholders.
     If the Company has delivered preliminary or final prospectuses to the selling Shareholders and after having done so the prospectus is amended to comply with the requirements of Applicable Law, the Company shall promptly notify the selling Shareholders and, if requested, the selling Shareholders shall immediately cease making offers of Registrable Shares and return all prospectuses to the Company. The Company shall promptly provide the selling Shareholders with revised prospectuses and, following receipt of the revised prospectuses, the selling Shareholders shall be free to resume making offers of the Registrable Shares.
     3.6 Allocation of Expenses. The Company will pay all Registration Expenses (as defined below) of all registrations under this Agreement; provided, however, that if a registration under Section 3.3 is withdrawn at the request of the Shareholders requesting such registration (other than as a result of information concerning the business or financial condition of the Company that is made known to the Shareholders after the date on which such registration was requested) and if the requesting Shareholders elect not to have such registration counted as a registration requested under Section 3.3, the requesting Shareholders shall pay the Registration Expenses of such registration pro rata in accordance with the number of their Registrable Shares included in such registration. For purposes of this Section, the term “Registration Expenses” shall mean all expenses incurred by the Company in complying with this Agreement, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, fees and disbursements of counsel for the Company, the reasonable fees and expenses of one (1) special counsel selected by the selling Shareholders to represent the selling Shareholders, local jurisdiction fees and expenses, and the expense of any special audits incidental to or required by any such registration, but excluding underwriting discounts, selling commissions and the fees and expenses of selling Shareholders’ own counsel (other than the counsel selected to represent all selling Shareholders).
     3.7 Indemnification with respect to Underwritten Offering. In the event that Registrable Shares are sold pursuant to a Registration Statement in an underwritten offering pursuant to Section 3:
          (a) the Company agrees to enter into an underwriting agreement containing customary representations and warranties with respect to the business and operations of an issuer of the securities being registered and customary covenants and agreements to be performed by such issuer, including without limitation customary provisions with respect to indemnification by the Company of the underwriters of such offering; and
          (b) (i) to the extent permitted by Applicable Law, the Company will indemnify and hold harmless each Shareholder, the partners, members, officers, directors and shareholders of each Shareholder and legal counsel and accountants for each Shareholder against any losses, claims, damages or liabilities (joint or several) to which they may become subject under Applicable Law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (A) any untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (B) the omission to state in such Registration Statement a material fact required to be stated therein, or necessary to make the statements therein not misleading or (C) any Violation by the Company of Applicable Law, and the Company will reimburse each such Shareholder, controlling person or other aforementioned person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 3.7(b)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information concerning a Shareholder furnished by such Shareholder expressly for use in connection with such registration by any such Shareholder, controlling person or other aforementioned person;
               (ii) to the extent permitted by law, each selling Shareholder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the Registration Statement, each person, if any, who controls the Company, legal counsel and accountants for the Company, any other Shareholder selling securities in such Registration Statement and any controlling person of any such other Shareholder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under Applicable Law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information concerning such Shareholder furnished by such Shareholder expressly for use in connection with such registration; and each such Shareholder will reimburse any person intended to be indemnified pursuant to this subsection 3.7(b)(ii) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 3.7(b)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Shareholder (which consent shall not be unreasonably withheld), and provided that in no event shall any indemnity under this subsection 3.7(b)(ii) exceed the net proceeds from the offering received by such Shareholder;
               (iii) notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control; and
               (iv) the obligations of the Company and Shareholders under this Section 3.7 shall survive the completion of any offering of Registrable Shares in a Registration Statement under this Section 3 and otherwise.
     3.8 Information by Shareholder. Each holder of Registrable Shares included in any registration shall furnish to the Company such information regarding such holder and the distribution proposed by such holder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.
     3.9 Flip up Structure. The Parties agree that they will on or before 31st December 2007 and thereafter from time to time, and no less frequently than every 12 months, review the corporate structure of the Company to assess the feasibility of re-structuring the Company into either a majority owned subsidiary of a company based in the US or in India with a majority or all of the Shareholders of the Company swapping their shares for equivalent shares of such holding company. The Parties agree to work together in good faith to implement the proposed re-structuring to the extent possible in accordance with all Applicable Law and regulatory requirements. It is agreed that implementation of the proposed re-structuring shall be subject to there being positive benefits including tax incentives and increased valuation for a proposed IPO. Any decision taken on this issue shall also require prior approval of the Board in accordance with Section 5.4.
SECTION IV
MANAGEMENT OF THE COMPANY
     4.1 Charter Documents. The Constitution shall be in such form as is required by Applicable Law and shall contain, inter alia, the provisions set out in this Agreement to the extent not prohibited by Applicable Law, and shall otherwise be consistent with, and give effect to, the terms of this Agreement. On or prior to the Effective Date, the Parties shall, and shall cause the Company to and the Company shall, duly amend the Constitution so as to comply with the provisions of this Section 4.1 to ensure that the Constitution of the Company conform to the terms of this Agreement and contain the terms of this Agreement to the extent not prohibited by Applicable Law. Prior to the Effective Date, the Founders, Travogue, SAIF, Helion, Tiger, Sierra, and the Company shall have worked together to ensure that all Shareholder and Board authorizations and consents required in order to effect such amendments have been obtained and satisfied prior to the Effective Date. Within 10 days of the Effective Date, the Company shall make all requisite filings relating to the Constitution with relevant Governmental Authorities, subject to the receipt of all the documents reasonably requested by the Company from the Investors which are necessary for making the requisite filings.
     4.2 General Powers.
          (a) The property, business and affairs of the Company and the Subsidiaries shall be managed exclusively by and under the direction of the Board. The Board may exercise all such powers of the Company or the Subsidiaries, as the case may be, and have such authority and do all such lawful acts and things as are permitted by Applicable Law and its Constitution.
          (b) No regulation made by the Company or a Subsidiary in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation had not been made, unless the aim of such regulation is to invalidate such prior act.
     4.3 Constitution of the Board of Directors & Observers.
          (a) The Company shall have a Board consisting of no more than ten (10) Directors. On or immediately after the Effective Date, the strength of the Board shall be ten (10) Directors, as follows:
               (i) 2 members recommended/nominated by SAIF (including one (1) Mauritian resident Director);
               (ii) 1 member recommended/nominated by Helion and 1 member recommended/ nominated by Sierra;
               (iii) 1 member recommended/nominated by the Founders (the Chief Executive Officer of the Company and/or any Subsidiary); and
               (iv) 3 independent directors as presently on the Board of the Company and 2 independent Mauritian resident Directors to be appointed on the Board of the Company (the “Independent Directors”).
          (b) It is hereby agreed that (i) the Founders shall not have a right to recommend or nominate Directors on the Board of the Company in the event the Founders, Travogue and the employees of the Company and the Subsidiaries jointly hold less than 5% of the issued and paid up share capital of Company on a fully diluted basis, (ii) SAIF shall not have a right to recommend or nominate Directors on the Board of the Company in the event SAIF holds less than 5% of the issued and paid up share capital of Company on a fully diluted basis, and (iii) Helion and Sierra shall not have a right to recommend or nominate Directors on the Board of the Company in the event either Helion or Sierra individually holds less than 5% of the share capital of the Company on a fully diluted basis.

          (c) Each of Helion, Tiger Fund and Sierra shall be entitled to appoint one observer, to visit the meetings of the Board of the Company and meetings of the shareholders of the Company. It is agreed by the Parties that such observer shall not have a right to vote at the meetings of the Board or the meetings of the shareholders of the Company and shall only observe the proceedings of the meetings of the Board or the meetings of the shareholders of the Company.
          (d) The Shareholders shall vote the Equity Shares or Preferred Shares held by them to elect and appoint as Directors the individuals nominated by SAIF, the Founders, Helion, and Sierra in accordance with this Agreement. Any person nominated as a Director by a Shareholder shall be appointed and may be removed from such office only by the relevant nominating Shareholder, by a memorandum signed in writing by such Shareholder, which shall take effect from the date stated in such memorandum or, if no such date shall be stated, from the date when such memorandum is lodged at the registered office of the Company or the Subsidiary, as the case may be. Notwithstanding the foregoing, a Director shall be removed from office without notice if he is guilty of any gross default or misconduct in connection with or affecting the Company Business, or is guilty of fraud, dishonesty or any criminal offence (save for minor road traffic offences).
     4.3A Subsidiaries.
          (a) Each of the Subsidiaries shall have a board of directors consisting of no more than eight (8) directors. On or immediately after the Effective Date, the strength of the Board shall be eight (8) Directors, as follows:
               (i) 2 members recommended/nominated by SAIF;
               (ii) 1 member recommended/nominated by Helion;
               (iii) 1 member recommended/nominated by Sierra;
               (iv) 1 member recommended/nominated by the Founders (the Chief Executive Officer of the Company and/or any Subsidiary); and
               (v) 3 independent directors as presently on the Board of the Subsidiaries.
     It is hereby agreed that (i) the Founders shall not have a right to recommend or nominate Directors on the Board of the Subsidiaries in the event the Founders, Travogue and the employees of the Company and the Subsidiaries jointly hold less than 5% of the issued and paid up share capital of Company on a fully diluted basis, (ii) SAIF shall not have a right to recommend or nominate Directors on the Board of the Subsidiaries in the event SAIF holds less than 5% of the issued and paid up share capital of Company on a fully diluted basis, and (iii) Helion and Sierra shall not have a right to recommend or nominate Directors on the Board of the Subsidiaries in the event either Helion or Sierra individually holds less than 5% of the share capital of the Company on a fully diluted basis.
          (b) The Shareholders agree to cause the Company and the Company shall vote the shares of such Subsidiaries held by it to elect and appoint as Directors on the Board of the Subsidiaries, the individuals nominated by SAIF, the Founders, Helion, and Sierra in accordance with this Agreement.

          (c) Each of Helion, Tiger Fund and Sierra shall be entitled to appoint one observer, to visit the meetings of the Board of the Subsidiaries and meetings of the shareholders of the Subsidiaries. It is agreed by the Parties that such observer shall not have a right to vote at the meetings of the Board or the meetings of the shareholders of the Subsidiaries and shall only observe the proceedings of the meetings of the Board or the meetings of the shareholders of the Subsidiaries.
     4.3B Committees. Each committee/sub-committee of the Board shall be constituted in a manner whereby SAIF, the Founders, Tiger Fund, Helion, and Sierra have a representation on such committee/sub-committee in proportion to their representation on the Board (including observer rights).
     4.4 Alternate Directors. Any Director appointed to the Board shall be entitled to nominate an alternate to attend and vote at meetings of the Directors in his absence. Such alternate shall be approved in writing by the Shareholder who appointed such nominated Director.
     4.5 D&O Insurance; Costs.
          (a) To the extent it is available and permissible under Applicable Law, the Shareholders shall cause the Company to, and the Company shall maintain insurance coverage of an aggregate amount of USD 3,000,000 to cover all the Directors and key officers of the Company and the Subsidiaries in relation to the discharge of their respective duties. The Company shall provide for standard indemnification provisions in the Constitution for the Directors, executive officers, the Chief Executive Officer and other officers and representatives of the Company in relation to the discharge of their respective duties.
     4.6 Meetings of Board; Quorum.
          (a) The Board shall hold no less than (i) one meeting every three months and (ii) four meetings in any given financial year. Such meetings shall be held at the Company’s registered office in Mauritius or such other place as the Board may from time to time determine. No less than 15 calendar days’ prior written notice of every meeting of the Board shall be given to every Director of the Board; provided, however, that, any given meeting of the Board may be held upon shorter notice if all the Directors waive such notice period. Such notice shall be accompanied by the agenda setting out the business proposed to be transacted at such meeting of the Board. Any Director may request the Chairman to call a meeting of the Board. Upon such request, the Chairman shall call a meeting of the Board. If such meetings are held in Mauritius, all expenses and costs incurred for such meetings by the Directors shall be borne by the Company.
          (b) Minutes of each meeting of the Board shall be taken and kept by the company secretary in the books of the Company or the Subsidiary, as the case may be. Copies of the minutes of each such meeting shall be delivered to each member of the Board as soon as practicable. If a member is not present at any Board meeting, copies of all documents considered by the Board at such meeting shall be promptly delivered to him with a copy of the relevant minutes.
          (c) To the extent permissible by Applicable Law, any Director and any observer may participate in a Board meeting by means of a telephone or video conference.

          (d) Notwithstanding any other provisions of this Section 4, a resolution in writing signed by all Directors (which resolution may consist of several counterparts) shall be as valid and effective as if it had been adopted by a duly convened meeting of the Board.
          (e) The presence in person of at least six (6) Directors on the Board shall be required to constitute a quorum at a meeting of the Board or committee thereof; provided, however, that no quorum shall exist unless two (2) Mauritian resident Independent Directors, one (1) Director nominated by SAIF, one (1) Director nominated on the Board by Helion, one (1) Director nominated on the Board by Sierra, and the Chief Executive Officer of the Company and/or any Subsidiary nominated on the Board by the Founders is present. In the absence of a quorum, the meeting of the Board or committee thereof shall be adjourned by the Directors present and shall be reconvened 14 days thereafter on the same day of the week, time and place. At any such adjourned meeting, subject to Section 4.7(b), and the quorum at such reconvened meeting shall be the presence in person of at least five (5) Directors on the Board which shall include at least two (2) Mauritian resident Independent Directors, one (1) Director nominated by SAIF, the Chief Executive Officer of the Company, and one (1) Director nominated on the Board by Helion or Sierra shall be required to constitute a quorum.
          (f) Each Director on the Board shall have only one vote. The Chairman of the Board shall not have a second or casting vote. The Chairman shall be a Director nominated by the Shareholder holding the largest percentage interest in the share capital of the Company on a fully diluted basis. For the purpose of this Section 4.6(f), the Founders and Travogue shall collectively be considered as one Shareholder and the Securities of the Company held by the employees of the Company and the employees of the Subsidiaries on a fully diluted basis shall be included while computing the percentage interest of the Founders and Travogue.
     4.7 Powers of the Directors.
          (a) Subject to the provisions of Section 4.7(b), the Board shall act by majority vote. For the avoidance of doubt, all decisions, actions and resolutions of the Board shall, subject to the provisions of Section 4.7(b), be adopted by the affirmative vote of a simple majority of the members of the Board.
          (b) Notwithstanding any other provision of this Agreement to the contrary, no action or decision will be taken by the Board (including by way of passing resolutions by circulation) in respect of any of the provisions set out in Section 5.4 hereof without following the procedure set out in Section 5.4.
     4.8 A Director may from time to time disclose to the Shareholder who appointed him and its representative such information as he has regarding the Company or the Subsidiary, as the case may be, or its business and operations as shall reasonably be requested by the Shareholder appointing him.The provisions of Sections 4.4 to 4.8, shall apply mutatis mutandis to the Subsidiaries, so that the reference to the term Company shall refer to such Subsidiary, the reference to Mauritius in relation to the Company shall refer to the country where the registered office of the Subsidiary is situated and the reference to other defined terms in relation to the Company shall have the correlative meaning in relation to each Subsidiary.

SECTION V
SHAREHOLDER MEETINGS
     5.1 General Meeting of Shareholders. The Company shall hold one annual meeting of the shareholders in any given calendar year. Except as provided in this Section V, all general meetings of the shareholders (whether annual meetings or special meetings) shall be governed by Applicable Law and the Constitution. The Chairman of the Board of the Company shall preside at all general meetings of the shareholders of the Company (including all annual meetings and special meetings) provided that the Chairman of a general meeting shall not have a casting vote. If the Chairman is absent or fails to serve as the presiding officer at any such general meeting of the shareholders, a Director as may be mutually agreed by the Shareholders shall preside in the Chairman’s place. To the extent permissible by Applicable Law, a shareholder may participate in a general meeting by means of a telephone or video conference.
     5.2 Notice of Shareholders Meetings. Prior written notice of 21 calendar days shall be given to the shareholders for all general meetings (including all annual meetings and special meetings); provided; however; that any given meeting of the shareholders may be held upon shorter notice if all the Shareholders waive such notice period in accordance with the provisions of Applicable Law. Such notice shall be accompanied by the agenda setting out the business proposed to be transacted at such meeting of the shareholders.
     5.3 Quorum. The quorum for a general meeting of the shareholders (including all annual meetings and special meetings) shall be the presence in person or by proxy of at least six (6) shareholders; provided, however, that no quorum shall exist until at least two (2) Mauritian resident Independent Directors, one nominee or representative appointed or authorized by (i) SAIF, (ii) Helion, (iii) Sierra and (iv) Tiger Fund, and Mr. Deep Kalra, are present at the meeting. In the absence of a quorum, the general meeting shall be adjourned by the shareholders present and shall be reconvened on such date, time and place as may be decided by the Board. The quorum at such reconvened meeting shall be the presence in person or by proxy of at least five (5) shareholders; provided, however, that no quorum for a reconvened meeting shall exist until at least two (2) Mauritian resident Independent Directors, Mr. Deep Kalra, one nominee or representative appointed or authorized by SAIF, and one nominee or representative appointed or authorized by Helion, Tiger Fund or Sierra are present at the meeting. Prior written notice of 30 days shall be given to all the Shareholders in order to reconvene such adjourned meetings; provided, however that any given general meeting of shareholders may be held upon shorter notice if all the Shareholders waive such notice period.
     5.4 Voting Requirements.
          (a) Except as required under Applicable Law and subject to Section 5.4 (c), the vote of a majority of the shareholders of the Company present at a validly called meeting (including, without limitation, a reconvened meeting) at which a quorum is present shall be required for any action to be taken by the Company’s shareholders on any matter. Subject to Applicable Law, at each shareholders meeting, each shareholder shall have the voting rights in proportion to such shareholders’ share of the total issued and outstanding share capital of the Company (on an as converted and fully diluted basis). Subject to Applicable Law, the holder of each Preferred Share shall have the right to one vote for each Equity Share into which such Preferred Share could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Equity Shares, and shall be entitled to vote, together with holders of Equity Shares, with respect to any question upon which holders of Equity Shares have the right to vote.

          (b) Notwithstanding any other provisions of this Section 5, a resolution in writing signed by all shareholders (which resolution may consist of several counterparts) shall be as valid and effective as if it had been passed at a duly convened shareholders’ meeting if permitted in accordance with Applicable Law.
          (c) Notwithstanding any other provision of this Agreement to the contrary, no action or decision will be taken by the Company and/or its Subsidiaries (including by way of passing resolutions by circulation) in respect of any of the matters listed in Schedule B hereof without the consent of (i) the majority of the Preferred Shareholders voting together as a single class, (ii) SAIF and (iii) Deep Kalra.
          (d) No decision of the Board shall be taken with respect to any matter listed in Schedule B, with respect to which any Director nominated by SAIF, the Founders, Helion, or Sierra is considered an interested Director under Applicable Law, unless such matter has been approved at a meeting of the shareholders in the manner set forth in Section 5.4 (c) hereinabove.
          (e) To the extent permitted by Applicable Law, the provisions of Sections 5.1-5.4 including Schedule B, shall apply mutatis mutandis to the Subsidiaries so that the reference to the term Company shall refer to such Subsidiary and the reference to other defined terms in relation to the Company shall have the correlative meaning in relation to each Subsidiary.
          (f) To the extent permitted by Applicable Law, it is agreed that the provisions of Section IV and V to the extent applicable to the Subsidiaries shall also be applicable mutatis mutandis to each of the future Subsidiaries of the Company.
     5.5 Deadlock.
          (a) Whenever any matter is submitted to the Board or to a general meeting (including annual meetings or special meetings) of the Company and the Board or the shareholders at the relevant general meeting (including annual meetings or special meetings) is unable to arrive at a decision on the matter by reason of disagreement, then a deadlock shall be deemed to have occurred in relation to that matter.
          (b) If and whenever a deadlock is deemed to have occurred, either the Founders, SAIF, Tiger Fund, Helion, or Sierra, as the case may be, shall be entitled, within 30 days after the date on which the deadlock occurred, by notice in writing to the other, to require the matter to which the deadlock relates to be escalated to a senior executive of each of Tiger Fund, Helion, Sierra, the Founders and SAIF, such persons not being Directors and the Chief Executive Officer of the Company for mediation within 30 days, failing which the matter shall be referred to arbitration in accordance with Section 12.1.
SECTION VI
DEALING WITH EQUITY SHARES AND PREFERRED SHARES
     6.1 Restrictions on Transfer of Equity Shares and Preferred Shares.
          (a) Except as expressly provided in this Agreement, none of the Founders, Travogue, SAIF, Tiger, Helion or Sierra shall, directly or indirectly, sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or otherwise create any Encumbrance on (any such event, a “Transfer”) any Equity Shares or Preferred Shares or any of its rights or obligations under this Agreement except in accordance with the provisions hereof.
          (b) A purported Transfer of Equity Shares or Preferred Shares in contravention of the terms of this Agreement shall be null and void and shall not be binding on the Company or the Board.
     6.2 Right of First Refusal; Co-sale Rights.
          (a) In the event that SAIF, Tiger, the Founders, or Travogue, desire to Transfer all or a portion of the Equity Shares and/or Preferred Shares held by any of them (such seller, the “Selling Shareholder”) pursuant to a bona fide offer by any Person (“Offeror”), the Selling Shareholder shall immediately deliver a written notice (“Offer Notice”) to the other holders of Equity Shares and Preferred Shares (the “Other Shareholders”) describing accurately and in reasonable detail the terms and conditions of the offer, including the timing as to execution, the number of Equity Shares and/or Preferred Shares subject to the offer (the “Offer Shares”) and the price to be paid for such Equity Shares and/or Preferred Shares pursuant to such offer, the name and address of the Offeror, any agreements or documents to be executed and delivered relating to such offer, any related terms and conditions and any additional information reasonably required by the Other Shareholder. Notwithstanding any provision of this Agreement, the Selling Shareholder shall not Transfer the Offer Shares to, or enter into any binding agreement in respect of the Offer Shares with the Offeror unless and until the terms and requirements of Section 6.2(b) through (k) are satisfied. It is hereby clarified, other than as set forth in Section 6.2(j) and Section 6.2(k) of this Agreement, that the provisions of Section 6.2 relating to the right of first refusal and Co-sale Rights shall apply only to SAIF, Tiger, the Founders and Travogue and not to Helion and Sierra.
          (b) Upon the Offer Notice being delivered to the Other Shareholders, the Other Shareholders shall have the right, exercisable at their sole discretion, to purchase all, but not less than all, of the Offer Shares on such terms and conditions that are no less favourable to the Other Shareholders than those specified in the Offer Notice in accordance with the terms of Section 6.2(c); provided, however, that if the Other Shareholders include the Founders and Travogue, and SAIF or Tiger, as applicable, proposes to sell its Equity Shares and/or Preferred Shares to a Competitor, then, upon the Offer Notice being delivered by SAIF or Tiger, as applicable, to the Other Shareholders, the Founders and Travogue shall have the right, exercisable at their sole discretion, to either (i) purchase (or where the Offer Shares constitute all the Equity Shares and/or the Preferred Shares held by SAIF or Tiger, as applicable, nominate a third party to purchase) all, but not less than all, of the Offer Shares on such terms and conditions as are specified in the Offer Notice in accordance with the terms of Section 6.2(c) or (ii) exercise their rights to sell all, but not less than all, of the Equity Shares and/or Preferred Shares held by Travogue and the Founders in the manner contemplated in, and in accordance with the terms of, Section 6.2(d). It is clarified that where the Other Shareholders include the Founders, the right to purchase the Offer Shares may be exercised by them through Travogue provided that the notice and other provisions contained in this Section 6.2 when sent to the Founders shall bind Travogue in the same manner as such provisions bind any of the Founders.
          (c) If the Other Shareholders, in their sole discretion, elect to purchase or nominate a third party to purchase, as applicable, all, but not less than all, of the Offer Shares pursuant to Section 6.2(b) above, the Other Shareholders shall, within the time period set forth in the Offer Notice, provided that such period shall in no event be less than seven (7) Business

Days (such period, the “Offer Period”), give to the Selling Shareholder a notice in writing exercising its right of first refusal (a “RFR Notice”). Each of the Other Shareholders shall have the right to purchase a number of the Offer Shares equal to the product obtained by multiplying (i) the aggregate number of Offer Shares by (ii) a fraction, the numerator of which is the number of Equity Shares (calculated on a fully diluted basis assuming conversion of all Preferred Shares) at the time owned by such Other Shareholder and the denominator of which is the aggregate number of Equity Shares (calculated on a fully diluted basis assuming conversion of all Preferred Shares) owned by all of the Other Shareholders (calculated on a fully diluted basis assuming conversion of all Preferred Shares). Each Eligible Shareholder shall also have the option, exercisable to purchase on a pro rata basis any remaining Offer Shares not purchased by Other Shareholders, in which case, the Other Shareholders exercising such further option shall be deemed to have elected to purchase such remaining Offer Shares on such pro rata basis, up to the aggregate number of Shares which such Other Shareholder shall have specified. If an RFR Notice is provided by the Other Shareholders, the transaction of purchase and sale shall be completed by the Other Shareholders within the time frame specified in the offer by the Offeror, provided that such period shall in no event be less than ten (10) Business Days following the expiry of the Offer Period, and provided further that such obligation to complete is subject to receipt of requisite governmental approvals which approvals shall be promptly applied for in good faith.
          (d) If Travogue and the Founders, in their sole discretion, decide to exercise their co-sale rights pursuant to Section 6.2(b)(ii) within the Offer Period, Travogue and the Founders, shall be entitled to participate in the sale by SAIF or Tiger, as applicable, of the Offer Shares (“Co-sale Right”) by requiring the Offeror to purchase and acquire from Travogue and the Founders (and SAIF or Tiger, as applicable, shall cause the Offeror to purchase and acquire from Travogue and the Founders), on terms and conditions that are no less favorable to the Other Shareholders than those contained in the Offer Notice, all of the Equity Shares and Preferred Shares held by Travogue and the Founders. If Travogue and the Founders wish to exercise their Co-sale Rights, Travogue and the Founders must give SAIF, or Tiger, as applicable, a notice in writing (“Co-sale Notice”) within the Offer Period. If a Co-sale Notice is provided by Travogue and the Founders, the transaction of purchase and sale shall be completed within the time frame set in the offer by the Offeror, provided that such period shall in any event extend at least ten (10) Business Days following the expiry of the Offer Period, and provided further that such obligation to complete is subject to receipt of requisite governmental approvals which approvals shall be promptly applied for in good faith. Unless and until the Offeror agrees to purchase all the Equity Shares and the Preferred Shares offered by the Founders and Travogue in accordance with the terms hereof, SAIF or Tiger, as applicable, shall not Transfer any of the Offer Shares owned by it to the Offeror. Notwithstanding anything contained in this Agreement, neither Travogue nor the Founders shall have any rights under this Section 6.2(d) whatsoever, unless the Offeror is a Competitor.
          (e) If the Other Shareholders, in their sole discretion, do not exercise their rights under Section 6.2(b), and do not, within the Offer Period, provide the RFR Notice, the Selling Shareholder may sell the Offer Shares to the Offeror after the expiry of the Offer Period, within a period of one (1) month and for a price and on other terms no more favourable to the Offeror than those contained in the Offer Notice. If the Offer Shares are not sold within such one (1) month period on such terms, the rights of the Other Shareholders pursuant to this Section 6.2 shall again take effect with respect to any sale of Equity Shares and/or Preferred Shares of the Company held by the Selling Shareholder.

          (f) If the Offeror is a Competitor, and Travogue and the Founders do not exercise their rights under Section 6.2(b)(i) or Section 6.2(b)(ii), and do not, within the Offer Period, provide either the RFR Notice or the Co-sale Notice, SAIF or Tiger, as applicable, may sell the Offer Shares to the Offeror after the expiry of the Offer Period, within a period of one (1) month and for a price and on other terms no more favourable to the Offeror than those contained in the Offer Notice. If the Offer Shares are not sold within such one month period on such terms, the rights of the Other Shareholders pursuant to this Section 6.2 shall again take effect with respect to any sale to a Competitor of Equity Shares and/or Preferred Shares of the Company held by the Selling Shareholder.
          (g) Notwithstanding any provision of this Agreement, the Other Shareholders shall be entitled to require reasonable evidence from the Selling Shareholder that the purchase and sale of the Offer Shares was completed at a price and on other terms no more favourable than those contained in the Offer Notice.
          (h) All notices given under this Section shall also be given concurrently to the Company.
          (i) The Selling Shareholder shall at all times in soliciting or accepting any offers from any third party, condition such proposed sale on the execution of a deed of adherence under which the party to whom any Equity Shares and/or the Preferred Shares would be sold would agree to be bound by the provisions of this Agreement. The Offeror shall, as a condition to the effectiveness of any Transfer of Equity Shares and/or Preferred Shares contemplated in this Section 6.2, deliver to the Company (i) such Offeror’s deed of adherence agreeing to be bound by the provisions of this Agreement upon consummation of the Transfer and (ii) any other information reasonably requested by the Company. The Selling Shareholder and/or the Offeror shall reimburse the Company for all reasonable costs and expenses incurred by the Company in connection with any such Transfer.
          (j) It is agreed that the Founders or Travogue shall not have a right of first refusal in respect of a Transfer by Helion or Sierra of any Equity Shares or Preferred Shares. Further, Helion or Sierra shall have a right of first refusal in respect of a Transfer by the Founders or Travogue of any Equity Shares or Preferred Shares. It is agreed that SAIF and Tiger shall not have a right of first refusal in respect of a Transfer by Helion or Sierra to any Person of any Equity Shares or Preferred Shares, and likewise, Helion and Sierra shall not have a right of first refusal in respect of a Transfer by SAIF and Tiger of any Equity Shares or Preferred Shares. However, SAIF shall have a co-sale right in respect of a Transfer by Helion, Tiger or Sierra to any Person of any Equity Shares or Preferred Shares, and likewise, Helion, Tiger and Sierra shall have a co-sale right in respect of a Transfer by SAIF to any Person of any Equity Shares or Preferred Shares, such co-sale rights being hereinafter referred to as “Special Co-Sale Rights”. All such Special Co-Sale Rights shall be exercised by SAIF, Helion, Tiger or Sierra, as the case may be, in proportion to their fully diluted shareholding and in accordance with the provisions of Section 6.2(d) above. The provisions of Sections 6.2(d) shall apply mutatis mutandis to the Special Co-Sale Rights so that the reference to the term Selling Shareholder and the reference to Other Shareholders shall mean Helion, Tiger, Sierra or SAIF, the reference to Offer Notice shall mean an offer notice given by the Selling Shareholder as understood in this Section 6.2(j), the reference to Offer Shares shall mean the Equity Shares and/or Preferred Shares subject to the offer by the Selling Shareholder, the reference to Co-Sale Notice shall mean the notice provided by Other Shareholders as understood in this Section 6.2(j). It is further agreed that Helion or Sierra shall not Transfer any Equity Shares or Preferred Shares to any Competitors until the expiry of three (3) years from the Effective Date.

It is agreed that in the event Helion or Sierra shall after three (3) years from the Effective Date Transfer any Equity Shares or Preferred Shares to any third party purchaser, including to a Competitor, such third party purchaser or Competitor shall not have the right to nominate a director on the Board of the Company or the right to vote on the veto matters specified in Schedule A hereto, unless such third party purchaser or Competitor, as the case may be, individually holds more than 8% of the share capital of the Company on a fully diluted basis.
          (k) It is agreed that the rights specified in this Section 6.2 shall terminate upon occurrence of an IPO of the shares of the Company at an offering price of not less than 125% of the purchase price of the Series C Preferred Shares by the Series C Preferred Shareholders (as mentioned under the Preferred Share Subscription Agreement), and with aggregate sale proceeds of at least USD 20,000,000 to be received collectively by all the Preferred Shareholders under the IPO.
     6.2A Right of First Offer.
          (a) If any of Helion or Sierra shall desire at any time within three (3) years from the Effective Date to effect the Transfer of any of its Equity Shares and/or its Preferred Shares (the “ROFO Offered Shares”), then such selling Shareholder (“ROFO Selling Shareholder”) shall forthwith express its intention in writing to Transfer any of the ROFO Offered Shares to each other Shareholder excluding SAIF (each such Shareholder an “Eligible Shareholder”). SAIF shall not be entitled to this Right of First Offer. The Eligible Shareholder shall have the right to quote a price for the purchase of the ROFO Offered Shares to the ROFO Selling Shareholder within fourteen (14) days from date of receipt of the written intention of Transfer of the ROFO Offered Shares by the ROFO Selling Shareholder. Upon receipt by the ROFO Selling Shareholder of the written communication by the Eligible Shareholders containing the price offered by the Eligible Shareholders for purchase of the ROFO Offered Shares, the ROFO Selling Shareholder shall be entitled to find a third party purchaser, if any, within twenty-one (21) days from the date of receipt such written communication from the Eligible Shareholders, who are willing to purchase the ROFO Offered Shares at a price more than 5% of the price offered by the Eligible Shareholders for the purchase of the ROFO Offered Shares. If the ROFO Selling Shareholder fails to or is unable to find a third party purchaser within the time period specified above to purchase the ROFO Offered Shares at a price more than 5% of the price quoted by the Eligible Shareholders, and the ROFO Selling Shareholder proposes to sell its ROFO Offered Shares to the Eligible Shareholders, the ROFO Selling Shareholder will indicate in writing to the Eligible Shareholders of such fact (“ROFO Offered Shares Availability Notice”) and the Eligible Shareholders shall purchase the ROFO Offered Shares from the ROFO Selling Shareholder should the ROFO Selling Shareholder decide to sell the ROFO Offered Shares. In the event the Eligible Shareholders do not consummate the purchase of ROFO Offered Shares within 30 days from the receipt of the ROFO Offered Shares Availability Notice (“Defaulting Holder”), the ROFO Selling Shareholder shall be free to sell the ROFO Offered Shares to the third party purchaser at any price it deems fit, in its sole discretion. It is hereby agreed that the price quoted by the Eligible Shareholder for the first three times to the ROFO Selling Shareholder for the purchase of the ROFO Offered Shares under this Section 6.2A(a) shall not be binding on the Eligible Shareholder, and the Eligible Shareholder shall have the right to reject, negotiate or re-negotiate the price so quoted for the first three times by the Eligible Shareholder. Provided however that, it is agreed that the price quoted by the Eligible Shareholder for the fourth time to the ROFO Selling Shareholder for the purchase of the ROFO Offered Shares under this Section 6.2A(a) shall be binding on the Eligible Shareholder, and should the ROFO Selling Shareholder decide to sell the ROFO

Offered Shares to the Eligible Shareholder, the sale of the ROFO Offered Shares to the Eligible Shareholder shall be at the price quoted by the Eligible Shareholder for the fourth time to the ROFO Selling Shareholder.
          (b) In the event the ROFO Selling Shareholder has sent a ROFO Offered Shares Availability Notice, each Eligible Shareholder shall have the right to purchase a number of the ROFO Offered Shares equal to the product obtained by multiplying (i) the aggregate number of ROFO Offered Shares by (ii) a fraction, the numerator of which is the number of Equity Shares and Preferred Shares (calculated on a fully diluted basis) at the time owned by such Eligible Shareholder and the denominator of which is the aggregate number of Equity Shares and Preferred Shares (calculated on a fully diluted basis) owned by all Eligible Shareholders (calculated on a fully diluted basis). Each Eligible Shareholder shall also have the option, exercisable to purchase on a pro rata basis any remaining ROFO Offered Shares not purchased by other Eligible Shareholders, in which case, the Eligible Shareholders exercising such further option shall be deemed to have elected to purchase such remaining ROFO Offered Shares on such pro rata basis, up to the aggregate number of Shares which such Eligible Shareholder shall have specified.
          (c) In the event that the ROFO Selling Shareholder sells the ROFO Offered Shares to a third party purchaser pursuant to the provisions of Section 6.2A(a), such third party purchaser as a condition precedent to the purchase of the ROFO Offered Shares, or any part thereof, shall subscribe to the terms of this Agreement under a deed of adherence, and agree to be bound by all of the terms and conditions of this Agreement.
          (d) In the event that a ROFO Selling Shareholder shall not have effected the Transfer of all of its ROFO Offered Shares within 120 days after the date of the notice expressing its written intention to Transfer the ROFO Offered Shares given pursuant to Section 6.2A(a), such ROFO Selling Shareholder shall not thereafter Transfer of any ROFO Offered Shares without first reoffering such Shares to each Eligible Shareholder in the manner set forth in Section 6.2A hereof.
          (e) It is agreed that Helion or Sierra shall not Transfer any Equity Shares or Preferred Shares to any Competitors until the expiry of three (3) years from the Effective Date. It is further agreed that after the expiry of three (3) years from the Effective Date, Helion or Sierra shall be entitled to Transfer any of its Equity Shares or Preferred Shares to any third party purchaser, including a Competitor. It is agreed that in the event Helion or Sierra shall, after three (3) years from the Effective Date, Transfer any Equity Shares or Preferred Shares to any third party purchaser, including to a Competitor in accordance with the terms specified in this sub-section (e), such third party purchaser or Competitor shall not have the right to nominate a director on the Board of the Company or the right to vote on the veto matters specified in Schedule A hereto unless such third party purchaser or Competitor, as the case may be, individually holds more than 8% of the share capital of the Company on a fully diluted basis. It is hereby agreed and clarified that the right of first offer specified in Section 6.2A shall not apply in respect of a Transfer by SAIF of its Equity Shares and/or Preferred Shares.
          (f) It is agreed that the rights specified in this Section 6.2A shall terminate upon occurrence of an IPO of the shares of Company at an offering price of not less than 125% of the purchase price of the Series C Preferred Shares by the Series C Preferred Shareholders (as mentioned under the Preferred Share Subscription Agreement), and with aggregate sale proceeds of at least USD 20,000,000 to be received collectively by all the Preferred Shareholders under the IPO.

     6.3 Drag-Along Rights of Shareholder(s).
          (a) If at any time after three (3) years from the Effective Date the Shareholder(s) then holding the largest number of Equity Shares together with the Shareholder(s) then holding the largest Percentage Interest of the Preferred Shares (the “Majority Shareholders”) entertain a bona fide arms’ length offer to purchase all of the Equity Shares and the Preferred Shares and any other Securities held by the Majority Shareholders or, together with the Majority Shareholders, any other Shareholders (such offer, a “Buyout Offer”) by any Person (the “Buyer”), each of the other Shareholders (each such Shareholder, a “Minority Investor”) hereby agrees if requested by the Majority Shareholder in connection with the Majority Shareholder’s acceptance of the Buyout Offer, to transfer for value to the Buyer all of the Equity Shares and the Preferred Shares and any other Securities then held by such Minority Investor in the manner and on the terms set forth in this Section 6.3 (a “Drag Along Sale”). For the purpose of this Section 6.3, the Founders and Travogue shall collectively be considered as one Shareholder.
          (b) The Majority Shareholders shall cause the Buyout Offer and all of the terms thereof to be reduced to writing and shall promptly notify the Minority Investors and the Company as to whether or not the Majority Shareholders intend to exercise its Drag Along Sale rights (such notice, the “Drag Along Notice”) in connection with such Buyout Offer. The Drag Along Notice shall be accompanied by a true copy of the Buyout Offer (which shall identify the Buyer and all relevant information in connection therewith). If the Majority Shareholders intend to effect the Drag Along Sale referred to in the Drag Along Notice on the same terms set forth in such notice, each Minority Investor shall be bound and obligated to Transfer all of the Equity Shares and the Preferred Shares and any other Securities then held by each such Minority Investor on the same terms and conditions as applicable to the Majority Shareholder with respect to the Equity Shares and/or the Preferred Shares and any other Securities being sold by the Majority Shareholder; provided, however, that the Series B Shareholders and Series C Shareholders shall be under no obligation to transfer their Preferred Shares (or Equity Shares convertible thereon), unless the proceeds to be received by such shareholders pursuant to the Buyout Offer exceed USD 101.14 per Series B Preferred Share (as adjusted for stock splits, combinations and the like) and USD 107.88 per Series C Preferred Share (as adjusted for stock splits, combinations and the like).
          (c) Within forty-five (45) calendar days after the date of the Drag Along Notice, the Majority Shareholders shall promptly notify each Minority Investor of the date on which the Drag Along Sale will be consummated, which date shall be no later than the later of (i) ninety (90) calendar days after the date of the Drag Along Notice and (ii) the satisfaction of any governmental approval or filing requirements, if any. Each Minority Investor may effect its participation in such Drag Along Sale hereunder by delivery to the Buyer, or to the Majority Shareholder for delivery to the Buyer, of one (1) or more instruments or certificates, properly endorsed for Transfer, representing all the Equity Shares and the Preferred Shares held by it together with the relevant stock transfer or share transfer forms. At the time of consummation of the Drag Along Sale, the Buyer shall remit directly to the Majority Shareholders and each participating Minority Investor that portion of the sale proceeds to which each such person is entitled by reason of its participation with respect thereto.
          (d) In the event that the Drag Along Sale is not consummated within the period required by this Section 6.3 or the Buyer fails timely to remit to each participating Minority Investor its respective portion of the sale proceeds, the Buyout Offer shall be deemed to lapse, and any Transfer of Equity Shares and Preferred Shares pursuant to such Buyout Offer shall be in violation of the provisions of this Agreement unless the Majority Shareholder sends a new Drag Along Notice and once again complies with the provisions of this Section 6.3 with respect to such Buyout Offer.
     6.4 [Section not utilized].
     6.5 Exceptions.
          (a) Notwithstanding anything contained in Section VI of this Agreement, the restrictions set forth in Section VI of this Agreement with respect to the Transfer of any Equity Shares and/or Preferred Shares shall not apply to any Transfer of Equity Shares and/or Preferred Shares by SAIF to any of its Affiliates (an “SAIF Affiliate”) provided that at the time of such Transfer, such SAIF Affiliate (i) is not a Competitor, and (ii) does not hold an equity interest in a Competitor that represents 20% or more of the paid-up equity share capital or preferred/preference share capital of such Competitor. Each such SAIF Affiliate shall, as a condition to the effectiveness of any Transfer of Equity Shares and/or Preferred Shares, deliver to the Company such SAIF Affiliate’s deed of adherence agreeing to be bound by the provisions of this Agreement (including this Section 6.5(a) as it applies to SAIF) upon consummation of the Transfer.
          (b) Notwithstanding anything contained in Section VI of this Agreement, the restrictions set forth in Section VI of this Agreement with respect to the Transfer of any Equity Shares and/or Preferred Shares shall not apply to (i) any Transfer of Equity Shares and/or Preferred Shares by any of the Founders to Travogue, or by Travogue to any of the Founders, or any inter-se Transfer amongst the Founders, or by any of the Founders to their Relatives provided that such Transfers relate for the purpose of tax planning, estate planning and for such similar purposes, and that such Relative of the Founders shall, in each case, as a condition to the effectiveness of any Transfer of Equity Shares and/or Preferred Shares, deliver to the Company such Relative’s deed of adherence agreeing to be bound by the provisions of this Agreement (including this Section 6.5(b) as it applies to the Founders and Travogue) upon consummation of the Transfer.
          (c) Notwithstanding anything contained in Section VI of this Agreement, the restrictions set forth in Section VI of this Agreement with respect to the Transfer of any Equity Shares and/or Preferred Shares shall not apply to any Transfer of Equity Shares and/or Preferred Shares by Helion, Tiger or Sierra to any of its Affiliates provided that at the time of such Transfer, such Affiliate is not a Competitor. Each such Affiliate shall, as a condition to the effectiveness of any Transfer of Equity Shares and/or Preferred Shares, deliver to the Company such Affiliate’s deed of adherence agreeing to be bound by the provisions of this Agreement (including this Section 6.5(c) as it applies to Helion and Sierra) upon consummation of the Transfer.
SECTION VII
ANTI-DILUTION
     7.1 Anti-Dilution – Equity Shares. Except for any (a) Equity Shares issued to the employees of the Company and/or any Subsidiary under any employee stock option plan approved by the Board; and (b) Equity Shares issued to SAIF pursuant to this Section 7.1; if the Company, at any time and from time to time after the date of this Agreement, issues additional Securities to any Person at a price per Security that is lower than the Equity Share Anti-Dilution Price or the price at which such Security is convertible into shares is less than the

Equity Share Anti-Dilution Price, (such lower price per Security, the “Equity Share Subsequent Issue Price”), SAIF and the Preferred Shareholders shall have the right to cause the Company to issue, and the Founders, Travogue and SAIF, Helion, Tiger and Sierra shall cause the Company to issue, and the Company shall be obligated to issue, (x) such number of additional Equity Shares or Preferred Shares to SAIF and (y) such number of additional Preferred Shares to each of Helion, Tiger and Sierra such that the average consideration paid by (i) SAIF per Equity Share or Preferred Share to acquire all the Equity Shares or Preferred Shares issued to it by the Company through the time of such issuance (including the Equity Shares or Preferred Shares acquired by SAIF pursuant to this Section 7.1), and (ii) each of Helion, Tiger and Sierra per Preferred Share to acquire all the Preferred Shares issued to each of Helion, Tiger and Sierra by the Company through the time of issuance (including the Preferred Shares acquired by each of Helion, Tiger and Sierra pursuant to this Section 7.1) is equal to the Equity Share Subsequent Issue Price.
     7.2 Anti-Dilution – Series A Preferred Shares. Except for any Securities issued (a) to employees, consultants, officers or directors of the Company pursuant to preferred stock option plans or preferred stock purchase plans (in each case, approved by the Board); (b) to financial institutions in connection with commercial credit arrangements, equipment financing or other similar financing arrangements, (c) pursuant to an IPO; (d) pursuant to any stock splits, stock dividends or like transactions; or (e) to a non-financial corporation in connection with a license, distribution, business development, or for other similar arrangements; if the Company, at any time and from time to time after the date of this Agreement, issues Securities to any Person at a price per Security that is lower than the Series A Purchase Price, but higher than the Equity Share Anti-Dilution Price, or the price at which Security is convertible into shares is less than the Series A Purchase Price, but higher than the Equity Share Anti-Dilution Price (such price per Security “Series A Anti-Dilution Price”), the holders of Series A Preferred Shares shall have the right to cause the Company to issue, and the Company shall be obligated to issue, such number of additional Series A Preferred Shares to each respective holder of Series A Preferred Shares, such that the average consideration paid by each respective holder of Series A Preferred Shares per Series A Preferred Share to acquire all the Series A Preferred Shares issued to each respective holder of Series A Preferred Shares by the Company through the time of such issuance (including the Series A Preferred Shares acquired by them pursuant to this Section 7.2) is equal to the Series A Anti-Dilution Price.
     7.3 Anti-Dilution – Series B Preferred Shares. Except for any Securities issued (i) to employees, consultants, officers or directors of the Company pursuant to preferred stock option plans or preferred stock purchase plans (in each case, approved by the Board); (ii) to financial institutions in connection with commercial credit arrangements, equipment financing or other similar financing arrangements, (iii) pursuant to an IPO; (iv) pursuant to any stock splits, stock dividends or like transactions; or (v) to a non-financial corporation in connection with a license, distribution, business development, or for other similar arrangements; if the Company, at any time and from time to time after the date of this Agreement, issues Securities to any Person at a price per Security that is lower than the Series B Purchase Price, but higher than the Equity Share Anti-Dilution Price, or the price at which Security is convertible into shares is less than the Series B Purchase Price, but higher than the Equity Share Anti-Dilution Price (such price per Security “Series B Anti-Dilution Price”), the holders of Series B Preferred Shares shall have the right to cause the Company to issue, and the Company shall be obligated to issue, such number of additional Series B Preferred Shares to each respective holder of Series B Preferred Shares, such that the average consideration paid by each respective holder of Series B Preferred Shares per Series B Preferred Share to acquire all the Series B Preferred

Shares issued to each respective holder of Series B Preferred Shares by the Company through the time of such issuance (including the Series B Preferred Shares acquired by them pursuant to this Section 7.3) is equal to the Series B Anti-Dilution Price.
     7.4 Anti-Dilution – Series C Preferred Shares. Except for any Securities issued (i) to employees, consultants, officers or directors of the Company pursuant to preferred stock option plans or preferred stock purchase plans (in each case, approved by the Board); (ii) to financial institutions in connection with commercial credit arrangements, equipment financing or other similar financing arrangements, (iii) pursuant to an IPO; (iv) pursuant to any stock splits, stock dividends or like transactions; or (v) to a non-financial corporation in connection with a license, distribution, business development, or for other similar arrangements; if the Company, at any time and from time to time after the date of this Agreement, issues Securities to any Person at a price per Security that is lower than the Series C Purchase Price, but higher than the Equity Share Anti-Dilution Price, or the price at which Security is convertible into shares is less than the Series C Purchase Price, but higher than the Equity Share Anti-Dilution Price (such price per Security “Series C Anti-Dilution Price”), the holders of Series C Preferred Shares shall have the right to cause the Company to issue, and the Company shall be obligated to issue, such number of additional Series C Preferred Shares to each respective holder of Series C Preferred Shares, such that the average consideration paid by each respective holder of Series C Preferred Shares per Series C Preferred Share to acquire all the Series C Preferred Shares issued to each respective holder of Series C Preferred Shares by the Company through the time of such issuance (including the Series C Preferred Shares acquired by them pursuant to this Section 7.4) is equal to the Series C Anti-Dilution Price.
It is agreed that the above Section 7.1, Section 7.2, Section 7.3 and Section 7.4 shall cease to be operative upon consummation of an IPO of the shares of Company or a Subsidiary at an offering price of not less than 125% of the purchase price of the Series C Preferred Shares by the Series C Preferred Shareholders (as mentioned under the Preferred Share Subscription Agreement), and with aggregate sale proceeds of at least USD 20,000,000 to be received collectively by all the Preferred Shareholders under the IPO.
SECTION VIII
INFORMATION RIGHTS
     8.1 Inspection. The Company shall permit (i) the Founders, or any authorized representative thereof, as long as Deep Kalra is in employment with the Company and/or any Subsidiary, (ii) SAIF, or any authorized representative thereof, and (iii) Helion, Tiger or Sierra, or any of their authorized representatives to visit and inspect the properties of the Company, including its corporate and financial records, and to discuss its business finances and accounts with officers of the Company, during normal business hours following reasonable notice and as often as may be reasonably requested; provided that the normal functioning of the Company shall not in any way be affected. It is hereby agreed that (i) the Founders shall not have the rights of inspection specified herein in the event the Founders, Travogue and the employees of the Company and the Subsidiaries jointly hold less than 5% of the issued and paid up share capital of Company on a fully diluted basis, (ii) SAIF shall not have the rights of inspection specified herein in the event SAIF holds less than 5% of the issued and paid up share capital of Company on a fully diluted basis, and (iii) Helion, Tiger and Sierra, respectively, shall not have the rights of inspection specified herein in the event either Helion, Tiger or Sierra, respectively, holds less than 5% of the share capital of the Company on a fully diluted basis.

     8.2 Financial Statements and Other Information.
          (a) The Company shall deliver and shall cause the Subsidiaries to deliver the following to each of the Founders, SAIF, Helion, Tiger and Sierra for so long as there has been no consummation of an IPO of the shares of Company or a Subsidiary at an offering price of not less than 125% of the purchase price of the Series C Preferred Shares by the Series C Preferred Shareholders (as mentioned under the Preferred Share Subscription Agreement), and with aggregate sale proceeds of at least USD 20,000,000 to be received collectively by all the Preferred Shareholders under the IPO:
               (i) within ninety (90) days after the end of each fiscal year of the Company and its Subsidiaries, beginning with the fiscal year ended March 31, 2008, an audited balance sheet of the Company and its Subsidiaries as at the end of such year and audited statements of income and of cash flows of the Company and its Subsidiaries for such year, certified by certified public accountants, and prepared in accordance with generally accepted accounting principles consistently applied (except as noted) and setting forth in each case in comparative form the figures from the previous fiscal year, with an explanation of any unusual difference between them, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of international standing selected by the Board and a report by management with a discussion of the Company’s and Subsidiaries’ business, including any changes in the Company’s and Subsidiaries’ financial condition and any significant business developments;
               (ii) within thirty (30) days after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company and its Subsidiaries, beginning with the quarter ended June 30, 2008, an unaudited balance sheet of the Company and its Subsidiaries as at the end of such quarter and unaudited statements of income and of cash flows of the Company and its Subsidiaries for such quarter and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied with the exception that no notes need be attached to such statements and year-end adjustment need not have been made, and setting forth in each case in comparative form the figures from the previous fiscal year, with an explanation of any material differences between them. Such financial statements shall be accompanied by a report by management with a discussion of the Company’s and its Subsidiaries’ business, including any changes in the Company’s and its Subsidiaries’ financial condition and any significant business developments;
               (iii) as soon as available, but in any event no less than thirty (30) days prior to the commencement of each new fiscal year, an annual budget and operating plans for such fiscal year (and as soon as available, subsequent revisions thereto) of the Company and its Subsidiaries to be approved by the Board;
               (iv) as soon as available, but in any event no later than fifteen (15) days following the close of the month, monthly financial statements of the Company and its Subsidiaries;
               (v) with reasonable promptness, such other information and data pertaining to the Company and its affairs as (A) the Founders as long as Deep Kalra is in employment with the Company and/or any Subsidiary, and/or (B) SAIF may from time to time reasonably request, and/or (C) Helion, Tiger or Sierra may from time to time reasonably request; provided that the cost and expenses relating and incidental to preparation of such other information and data shall be borne by the Party requesting the same; and

               (vi) such other notices, information and data with respect to the Company as the Company transmits to the holders of its capital stock at the same time it transmits such items to such holders.
          (b) The Company shall also deliver to each Shareholder, regardless of its stock holdings, its and its Subsidiaries annual reports required under Section 8.2(a)(i).
          (c) The foregoing financial statements shall be prepared on a consolidated and consolidating basis if the Company then has any subsidiaries.
          (d) The financial statements delivered pursuant to Sections 8.2(a)(ii) shall be accompanied by a certificate of the Company’s Chief Executive Officer and Chief Financial Officer stating that such statements have been prepared in accordance with generally accepted accounting principles consistently applied (except as noted) and fairly present the financial condition and results of operations of the Company and the Subsidiaries at the date thereof and for the periods covered thereby.
     8.3 Material Changes and Litigation. The Company will promptly notify SAIF of any material adverse change in the business, properties, assets or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole on a consolidated basis, and of any event or litigation or governmental proceeding or investigation pending or, to the reasonable knowledge of the Company, threatened against the Company or any of its Subsidiaries, or against any officer, director, key employee or principal stockholder of the Company or its Subsidiaries materially affecting, or that, if adversely determined, would materially adversely affect, the Company’s and its Subsidiaries’ present or then proposed business, properties, assets or condition (financial or otherwise), and management’s proposed response thereto, taken as a whole on a consolidated basis.
     8.4 Termination of Information Rights. It is agreed that the rights contained in this Section 8 shall terminate upon consummation of an IPO of the shares of Company or the Subsidiary at an offering price of not less than 125% of the purchase price of the Series C Preferred Shares by the Series C Preferred Shareholders (as mentioned under the Preferred Share Subscription Agreement), and with aggregate sale proceeds of at least USD 20,000,000 to be received collectively by all the Preferred Shareholders under the IPO.
ARRANGEMENTS REGARDING TRANSFER
     8.5 Closing. Any Transfer shall be completed at the Company’s registered office or another agreed location, on the date specified for closing. At such time, the transferor(s) shall Transfer to the transferee(s) good and valid title to the Equity Shares or Preferred Shares being transferred and shall deliver to the transferee(s) certificates, duly endorsed in blank for Transfer by the holders of record and other documents of title evidencing ownership of the Equity Shares or Preferred Shares being Transferred. In addition, if the transferor(s) Transfer(s) all but not less than all of the Equity Shares or Preferred Shares held by such transferor(s) in the Company, such transferor(s) shall deliver to the Company all records, accounts and other documents in its possession belonging to the Company. Simultaneously, the transferee(s) shall pay to the transferor(s) the purchase price payable for the Equity Shares or Preferred Shares being Transferred in the manner reasonably requested by the transferor(s). The Company shall accordingly effect the recording of the Transfer of the Equity Shares or Preferred Shares in its books and records in accordance with all Applicable Laws. If (i) Helion or Sierra transfers its

Preferred Shares or Equity Shares (issued upon conversion of the Preferred Shares) such that upon completion of such Transfer, Helion or Sierra individually holds less than 5% of the share capital of the Company on a fully diluted basis, or (ii) the Founders transfer the Preferred Shares or Equity Shares or other Securities held by them such that Founders jointly hold less than 5% of the share capital of the Company on a fully diluted basis, or (iii) SAIF transfers its Preferred Shares or Equity Shares (issued upon conversion of the Preferred Shares) such that upon completion of such Transfer, SAIF individually holds less than 5% of the share capital of the Company on a fully diluted basis, then Helion, Sierra, Founders, or SAIF, as the case may be, shall promptly deliver to the Company the resignations and releases of its nominees on the Board, all such resignations to be effective no later than the time of delivery. For the avoidance of doubt it is hereby clarified that Travogue and the Founders shall collectively, be considered as one transferor, and the Equity Share capital held by the employees of the Company and the Subsidiaries on a fully diluted basis shall be included while computing the percentage of the Equity Share capital of the Company held by Founders and Travogue on a fully diluted basis.
SECTION IX
REPRESENTATIONS AND WARRANTIES & COVENANTS
     9.1 Representations and Warranties of Travogue. Travogue hereby represents and warrants to and for the benefit of SAIF, Helion, Tiger and Sierra that:
          (a) It has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its incorporation;
          (b) It has the corporate power and authority to enter into and perform its obligations under this Agreement;
          (c) This Agreement has been duly and validly authorized, executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms;
          (d) It is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, judgment, decree or law that would be violated, contravened, breached by or under which default would occur or under which any payment or repayment would be accelerated as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement; and
          (e) No consents or approvals of or filings or registrations with any Governmental Authority are necessary to the reasonable knowledge of Travogue, and no consents or approvals of or filings or registrations with any third party are necessary in connection with the execution and delivery by Travogue of this Agreement and the consummation by Travogue of the transactions contemplated hereby except such consents or approvals that have already been obtained and filings or registrations that have already been made or are required to be made pursuant to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
     9.2 Representations and Warranties of the Founders. Each of the Founders severally represents and warrants as to itself and for the benefit of SAIF, Helion, Tiger and Sierra that:

          (a) It has the power and authority to enter into and perform its obligations under this Agreement;
          (b) This Agreement has been duly executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms;
          (c) It is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, judgment, decree or law that would be violated, contravened, breached by or under which default would occur or under which any payment or repayment would be accelerated as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement; and
          (d) It has obtained all approvals, sanctions, and permissions as are necessary in connection with the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby and thereby.
     9.2A Representations and Warranties of SAIF. SAIF hereby represents and warrants to and for the benefit of Travogue, Founders, Helion, Sierra, Tiger and the Company that:
          (a) It has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization;
          (b) It has the requisite power and authority to enter into and perform its obligations under this Agreement;
          (c) This Agreement has been duly and validly authorized, executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms;
          (d) It is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, judgment, decree or law that would be violated, contravened, breached by or under which default would occur or under which any payment or repayment would be accelerated as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement; and
          (e) No consents or approvals of or filings or registrations with any Governmental Authority are necessary to the reasonable knowledge of SAIF, and no consents or approvals of or filings or registrations with any third party are necessary in connection with the execution and delivery by SAIF of this Agreement and the consummation by SAIF of the transactions contemplated hereby except such consents or approvals that have already been obtained and filings or registrations that have already been made or are required to be made pursuant to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
     9.2B Representations and Warranties of Helion. Helion hereby represents and warrants to and for the benefit of Travogue, Founders, SAIF, Sierra, Tiger and the Company that:

          (f) It has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization;
          (g) It has the requisite power and authority to enter into and perform its obligations under this Agreement;
          (h) This Agreement has been duly and validly authorized, executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms;
          (i) It is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, judgment, decree or law that would be violated, contravened, breached by or under which default would occur or under which any payment or repayment would be accelerated as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement; and
          (j) No consents or approvals of or filings or registrations with any Governmental Authority are necessary to the reasonable knowledge of Helion, and no consents or approvals of or filings or registrations with any third party are necessary in connection with the execution and delivery by Helion of this Agreement and the consummation by Helion of the transactions contemplated hereby except such consents or approvals that have already been obtained and filings or registrations that have already been made or are required to be made pursuant to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
     9.2C Representations and Warranties of Sierra. Sierra hereby represents and warrants to and for the benefit of Travogue, Founders, SAIF, Helion, Tiger and the Company that:
          (k) It has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its incorporation;
          (l) It has the corporate power and authority to enter into and perform its obligations under this Agreement;
          (m) This Agreement has been duly and validly authorized, executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms;
          (n) It is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, judgment, decree or law that would be violated, contravened, breached by or under which default would occur or under which any payment or repayment would be accelerated as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement; and
          (o) No consents or approvals of or filings or registrations with any Governmental Authority are necessary to the reasonable knowledge of Sierra, and no consents or approvals of or filings or registrations with any third party are necessary in connection with the execution and delivery by Sierra of this Agreement and the consummation by Sierra of the transactions contemplated hereby except such consents or approvals that have already been obtained and filings or registrations that have already been made or are required to be made pursuant to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
     9.2D Representations and Warranties of PIP IV. PIP IV hereby represents and warrants to and for the benefit of Travogue, the Founders, SAIF, Helion, Sierra and the Company that: It has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization;
          (b) It has the requisite power and authority to enter into and perform its obligations under this Agreement;
          (c) This Agreement has been duly and validly authorized, executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms;
          (d) It is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, judgment, decree or law that would be violated, contravened, breached by or under which default would occur or under which any payment or repayment would be accelerated as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement; and
          (e) No consents or approvals of or filings or registrations with any Governmental Authority are necessary to the reasonable knowledge of PIP IV, and no consents or approvals of or filings or registrations with any third party are necessary in connection with the execution and delivery by PIP IV of this Agreement and the consummation by PIP IV of the transactions contemplated hereby except such consents or approvals that have already been obtained and filings or registrations that have already been made or are required to be made pursuant to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
     9.2E Representations and Warranties of Fixel, Dewan and Shleifer. Each of Fixel, Dewan and Shleifer severally represents and warrants as to itself and for the benefit of SAIF, Helion, PIP IV, PIP V and Sierra that:
          (e) It has the power and authority to enter into and perform its obligations under this Agreement;
          (f) This Agreement has been duly executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms;
          (g) It is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, judgment, decree or law that would be violated, contravened, breached by or under which default would occur or under which any payment or repayment would be accelerated as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement; and

          (h) It has obtained all approvals, sanctions, and permissions as are necessary in connection with the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby and thereby.
     9.2D Representations and Warranties of PIP V. PIP V hereby represents and warrants to and for the benefit of Travogue, the Founders, SAIF, Helion, Sierra and the Company that: It has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization;
          (b) It has the requisite power and authority to enter into and perform its obligations under this Agreement;
          (c) This Agreement has been duly and validly authorized, executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms;
          (d) It is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, judgment, decree or law that would be violated, contravened, breached by or under which default would occur or under which any payment or repayment would be accelerated as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement; and
          (e) No consents or approvals of or filings or registrations with any Governmental Authority are necessary to the reasonable knowledge of PIP V, and no consents or approvals of or filings or registrations with any third party are necessary in connection with the execution and delivery by PIP V of this Agreement and the consummation by PIP V of the transactions contemplated hereby except such consents or approvals that have already been obtained and filings or registrations that have already been made or are required to be made pursuant to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
     9.3 Company’s Representations and Warranties.
          (a) The Company represents and warrants to and for the benefit of SAIF, Helion, Tiger and Sierra and covenants with SAIF, Helion, Tiger and Sierra that during the term of this Agreement, it shall not recognize any Transfer of Equity Shares by SAIF, Helion, Tiger, Sierra, the Founders or Travogue or any other Shareholders if such Transfer occurs otherwise than in accordance with the terms and provisions of this Agreement and that no Transfer of Equity Shares shall be registered or noted on the Company’s books and records unless the Board (including a nominee of SAIF, nominee of Helion, nominee of Sierra and the chief executive officer of the Company, or any Subsidiary, nominated by the Founders) is reasonably satisfied that such Transfer is being made in accordance with the terms and conditions of this Agreement.
     9.4 Other Covenants. The Parties covenant and agree as follows:
          (a) Amendment of Charter Documents. On the Effective Date, the Constitution shall be amended and restated in conformity with this Agreement to reflect the rights and obligations of the Shareholders and in order to give effect to the terms hereof under

Applicable Law, and all of the restrictions on the transferability of Equity Shares and Preferred Shares that are provided for in this Agreement shall, to the extent not prohibited by Applicable Law, be expressly restated in the Constitution of the Company. Prior to the amendment of the Constitution, the Shareholders will act in accordance with the provisions hereof and shall act as if such amendments to the Constitution had already become effective. The amended and restated Constitution shall be adopted by the Board or the Shareholders, as may be required under Applicable Law, on or prior to the Effective Date.
          (b) Appointment of Statutory Auditor. Subject to the provisions of Schedule A, the Directors nominated to the Board by SAIF shall be entitled to propose a recommendation for statutory auditor to be appointed for the Company, and the other Shareholders agree that they will use their reasonable efforts to cause the Directors nominated by them to vote in favor of the statutory auditor so nominated. The Shareholders further agree that they will vote in favor of such recommendation by the Board of the Company at the meeting of the Shareholders at which such recommendation is considered. To the extent possible, the statutory auditor shall be one of the big 4 accounting firms or their local Affiliate.
          (c) Transactions with the Company. Neither any Shareholder nor its Affiliates shall engage in any transaction with the Company that is less favourable to the Company than the terms that would be available to the Company in a comparable transaction which is conducted on the basis of arm’s-length dealings with a third party.
          (d) Business in Competition with Company. So long as SAIF holds any Equity Shares or Preferred Shares in the Company, SAIF shall not acquire or invest, directly or indirectly, in a Competitor. Without the consent of the Company, Helion, Tiger and Sierra shall not acquire or invest, directly or indirectly, in a Competitor until the earlier of either (i) 3 (three) years after the Effective Date or (ii) an IPO of the Company or any Subsidiary. Notwithstanding the foregoing, nothing contained in this subsection (d) shall preclude either (i) the sale, by acquisition, merger or otherwise, of a business entity in which an Investor is a minority shareholder to a Competitor, or (ii) the acquisition of a Competitor by a business entity in which an Investor is a minority shareholder.
          (e) Dividends.
               (i) Subject to Section 5.4 of this Agreement, the Series C Preferred Shareholders shall be entitled to receive dividends on a non-cumulative basis and at the rate of 8% per annum on their Series C Preferred Shares, prior and in preference to any dividend being paid or declared on the Series B Preferred Shares, the Series A Preferred Shares or the Equity Shares. The Series C Preferred Shareholders shall not be entitled to receive such dividends on the Series C Preferred Shares upon consummation of an IPO of the shares of the Company or a Subsidiary at an offering price of not less than 125% of the purchase price of the Series C Preferred Shares by the Series C Preferred Shareholders (as mentioned under the Preferred Share Subscription Agreement) and with aggregate sale proceeds of at least USD 20,000,000 to be received collectively by all the Preferred Shareholders under the IPO.
               (ii) Subject to Section 5.4 of this Agreement, the Series B Preferred Shareholders shall be entitled to receive dividends on a non-cumulative basis and at the rate of 8% per annum on their Series B Preferred Shares, prior and in preference to any dividend being paid or declared on the Series A Preferred Shares or the Equity Shares. The Series B Preferred Shareholders shall not be entitled to receive such dividends on the Series B Preferred Shares upon consummation of an IPO of the shares of the Company or a Subsidiary at an offering price of not less than 125% of the purchase price of the Series C Preferred Shares by the Series C Preferred Shareholders (as mentioned under the Preferred Share Subscription Agreement) and with aggregate sale proceeds of at least USD 20,000,000 to be received collectively by all the Preferred Shareholders under the IPO.
               (iii) Subject to Section 5.4 of this Agreement, the Series A Preferred Shareholders shall be entitled to receive dividends on a non-cumulative basis and at the rate of 8% per annum on their Series A Preferred Shares, prior and in preference to any dividend being paid or declared on the Equity Shares. The Series A Preferred Shareholders shall not be entitled to receive such dividends on the Series A Preferred Shares upon consummation of an IPO of the shares of the Company or a Subsidiary at an offering price of not less than 125% of the purchase price of the Series C Preferred Shares by the Series C Preferred Shareholders (as mentioned under the Preferred Share Subscription Agreement) and with aggregate sale proceeds of at least USD 20,000,000 to be received collectively by all the Preferred Shareholders under the IPO.
               (iv) After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of Equity Shares and Preferred Shares in proportion to the number of Equity Shares that would be held by each such holder if all Preferred Shares were converted to Equity Shares at the then effective conversion rate.
          (f) Liquidation Preference.
               (i) Upon occurrence of a Liquidation Event, the Series C Preferred Shareholders shall be entitled to receive prior and in preference to any distribution of the proceeds of such Liquidation Event to the Series B Preferred Shareholders, the Series A Preferred Shareholders and the Equity Shareholders, the greater of (i) an amount equal to 100% of the purchase price of the Series C Preferred Shares (as mentioned under the Preferred Share Subscription Agreement) together with any accrued and unpaid dividends, or (ii) the percentage of proceeds received by the Company on liquidation or winding up (after payment of all liabilities and expenses of the Company) as has a direct relationship to the percentage of Series C Preferred Shares held by the Series C Preferred Shareholders in the total share capital of the Company on a fully diluted basis. This Section 9.4(f)(i) shall cease to be operative upon consummation of an IPO of the shares of Company or a Subsidiary at an offering price of not less than 125% of the purchase price of the Series C Preferred Shares by the Series C Preferred Shareholders (as mentioned under the Preferred Share Subscription Agreement) and with aggregate sale proceeds of at least USD 20,000,000 to be received collectively by all the Preferred Shareholders under the IPO.
               (ii) Upon occurrence of a Liquidation Event, the Series B Preferred Shareholders shall be entitled to receive prior and in preference to any distribution of the proceeds of such Liquidation Event to the Series A Shareholders and the Equity Shareholders, the greater of (i) an amount equal to 100% of the purchase price of the Series B Preferred Shares (as mentioned under the Series B Preferred Share Subscription Agreement dated as of August 8, 2007 by and among the Company, SAIF, the Founders, Helion, Sierra, PIP IV, Fixel, Dewan and Shleifer, the “Series B Subscription Agreement”) together with any accrued and unpaid dividends, or (ii) the percentage of proceeds received by the Company on liquidation or winding up (after payment of all liabilities and expenses of the Company) as has a direct relationship to the percentage of Series B Preferred Shares held by the Series B Preferred Shareholders in the total share capital of the Company on a fully diluted basis. This Section 9.4(f)(ii) shall cease to be operative upon consummation of an IPO of the shares of Company or a Subsidiary at an offering price of not less than 125% of the purchase price of the Series C Preferred Shares by the Series C Preferred Shareholders (as mentioned under the Preferred Share Subscription Agreement) and with aggregate sale proceeds of at least USD 20,000,000 to be received collectively by all the Preferred Shareholders under the IPO.
               (iii) Upon occurrence of a Liquidation Event, the Series A Preferred Shareholders shall be entitled to receive prior and in preference to any distribution of the proceeds of such Liquidation Event to the Equity Shareholders, the greater of (i) an amount equal to 100% of the purchase price of the Series A Preferred Shares (as mentioned under the [Equity Share Subscription Agreement]) together with any accrued and unpaid dividends, or (ii) the percentage of proceeds received by the Company on liquidation or winding up (after payment of all liabilities and expenses of the Company) as has a direct relationship to the percentage of Series A Preferred Shares held by the Series A Preferred Shareholders in the total share capital of the Company on a fully diluted basis. This Section 9.4(f)(iii) shall cease to be operative upon consummation of an IPO of the shares of Company or the Subsidiary at an offering price of not less than 125% of the purchase price of the Series C Preferred Shares by the Series C Preferred Shareholders (as mentioned under the Preferred Share Subscription Agreement) and with aggregate sale proceeds of at least USD 20,000,000 to be received collectively by all the Preferred Shareholders under the IPO.
               (iv) Upon completion of the distribution required by Section 9.4(f)(i), Section 9.4(f)(ii) and Section 9.4(f)(iii) all of the remaining proceeds of a Liquidation Event shall be distributed among the holders of Preferred Shares and Equity Shares pro rata based on the number of Equity Shares held by each (assuming full conversion of all such Preferred Shares).
          (g) Redemption of Preferred Shares. Subject to Section 5.4 of this Agreement, the Series C Preferred Shares may be redeemed upon approval of those holding a majority of the Series C Preferred Shares, the Series B Preferred Shares may be redeemed upon approval of those holding a majority of the Series B Preferred Shares and the Series A Preferred Shares may be redeemed upon approval of those holding a majority of the Series A Preferred Shares. Additionally, subject to Section 5.4 of this Agreement and in the event of non-consummation of an IPO of the Company within four (4) years from the Effective Date, the Preferred Shares may be redeemed by the Company at any time after four (4) years from the Effective Date at the price at which such Preferred Shares were purchased by SAIF, Helion, Tiger and Sierra (as mentioned in the Preferred Share Subscription Agreement, the Series B Subscription Agreement and [the Equity Share Subscription Agreement], as applicable), as equitably adjusted for share splits, share combinations, share dividends and recapitalizations plus any accrued and unpaid dividend declared on the Preferred Shares.
          (h) It is agreed that neither the Company nor any of the Founders, Travogue, SAIF, Helion, Tiger or Sierra shall pay a finder’s fee, commission or brokerage in cash or any other form of consideration in relation to the Financing.
          (i) It is agreed that no Preferred Shareholder (or such Preferred Shareholder becoming an Equity Shareholder upon conversion of Preferred Shares to Equity Shares) shall sell, dispose of or otherwise create any encumbrance on the Preferred Shares (or Equity Shares issued upon conversion) other than the Registrable Shares for a period of 180 days after the IPO of the Company or its Subsidiaries if all the directors, officers and other nominal shareholders of the Company are similarly bound by this restriction. For this purpose, it is agreed that the Company shall ensure that all present and future holders of shares of more than or equal to 1% of the share capital of the Company on a fully diluted basis (including all option holders or warrant holders) execute an agreement agreeing to be bound by this lock-in restriction specified in this sub-section (i).
     9.5 Survival of Representations. All of the representations, warranties and covenants made in this Agreement shall survive and continue to be in effect after the execution of this Agreement and shall be deemed to be continuing and in full force and effect.
     9.6 Travogue Transfer. Each of the Founders and Travogue agree, acknowledge and confirm that notwithstanding any provision of this Agreement, so long as Travogue holds any Equity Shares in the Company, except with the prior written consent of each of the Investors, (a) the shares of Travogue will not be Transferred to any Person other than to an individual who is a Founder or a Relative of a Founder for the purpose of tax planning, estate planning and for such similar purposes; and (b) they or any of them will not enter into any arrangement, agreement or understanding with any Person (other than a Founder or a Relative of such Founder) with respect to the Transfer of any shares (or any rights associated with such shares) of Travogue; and (c) they will not take any actions or enter into any arrangements, agreements or understandings in respect of, or otherwise Transfer, any assets of Travogue; provided, however that without limiting the generality of the foregoing, the consent of each Investor shall not be unreasonably withheld if the Founders intend to restructure Travogue or wind-up Travogue in connection with an IPO by the Company or any Subsidiary. Each of the Founders and Travogue further agree, acknowledge and confirm that if (x) any of the shares of Travogue are proposed to be Transferred to a Relative of a Founder, or (y) any arrangement, agreement or understanding is proposed to be entered into by any of Transfer of any shares the Founders or Travogue with a Relative of a Founder with respect to the of Travogue to such Relative of a Founder, each of the Founders and Travogue will ensure that such Relative shall, in each case, as a condition to the effectiveness of any such Transfer of shares of Travogue to such Relative, deliver to the Company such Relative’s deed of adherence agreeing to be bound by the provisions of this Agreement upon the consummation of any such Transfer, including all of the restrictions set forth in this Section 9.6 as it applies to the Founders. In addition, each of the Founders and any Relative of a Founder who holds any shares of Travogue shall, and shall cause Travogue to, maintain its articles of association such that the restrictions on the Transfer of shares of Travogue contemplated under this Section 9.6 are duly incorporated in the articles of association of Travogue.
     9.7 General Covenants.
          (a) Covenants. Each of the Founders hereby jointly and severally covenants to the following:
               (i) Obligations and Taxes. The Founders shall cause the Company to (A) comply with all obligations pursuant to any contract or agreement, whether oral or written, express or implied, as such obligations become due and (B) promptly pay and discharge all taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom and all claims for labor, materials or supplies which if unpaid would by law become a lien upon any property, unless and to the extent that the obligations set forth in clauses (i) and (ii) in this Section 9.7(a) are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with the generally acceptable accounting principles) have been established on its books with respect thereto.

               (ii) Material Law. The Founders shall cause the Company to comply with all applicable laws, rules, and regulations of all governmental authorities, the violation of which would reasonably be expected to have a material adverse effect upon the financial condition, operating results, assets, operations or business prospects of the Company or any Subsidiary.
               (iii) Corporate Opportunity. Each Founder (for so long as such Founder holds any Equity Shares, or is employed by or serves as a director or officer of the Company or a Subsidiary), shall bring all investment or business opportunities relating to the Company Business to the Company of which any of the foregoing become aware and which they believe are, or may be, within the scope of the Company Business or any of its Subsidiaries or are otherwise competitive with the business of the Company or any of its Subsidiaries.
     9.8 Conversion Procedure.
          (a) At any time and from time to time, the Preferred Shareholders may convert all or any portion of the Preferred Shares held by them into Equity Shares.
          (b) Except as otherwise provided herein, each conversion of Preferred Shares shall be deemed to have been effected upon the Company taking on record the surrender of Preferred Shares and upon the Company issuing the share certificate representing the Equity Shares issued upon conversion of the Preferred Shares. At the time any such conversion has been effected, the rights (i.e., those rights to which a Preferred Shareholder is entitled solely by virtue of being a Preferred Shareholder) of the Preferred Shareholders converting their Preferred Shares shall cease and the converting Preferred Shareholders to the extent to which they convert their Preferred Shares shall be deemed to have become the holder of record of Equity Shares represented thereby.
          (c) Notwithstanding any other provision hereof, if a conversion of Preferred Shares is to be made in connection with an IPO, a Liquidation Event or other transaction affecting the Company, the conversion of any shares of Preferred Shares may, at the election of the Preferred Shareholders, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.
          (d) If there is a change such that the securities issuable upon conversion of the Preferred Shares are issued by an entity other than the Company or if there is a change in the type or class of securities so issuable, then the term “Equity Share” shall mean one share of the security issuable upon conversion of the Preferred Shares if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.
          (e) As soon as possible after a conversion has been effected (but in any event within five business days in the case of subparagraph (i) below), the Company shall deliver to the Preferred Shareholders:
               (i) a certificate or certificates representing the number of shares of Equity Shares issuable by reason of such conversion in such name or names and such denomination or denominations as the Preferred Shareholders have specified;

               (ii) payment in an amount equal to all accrued dividends with respect to each Preferred Share converted which have been declared and not been paid prior thereto; and
               (iii) a certificate representing any Preferred Shares which were represented by the certificate or certificates delivered to the Company in connection with such conversion but which Preferred Shares were not converted.
          (f) The Company shall declare the payment of all dividends payable on the Preferred Shares. If the Company is not permitted under Applicable Law to pay any portion of the declared and accrued and unpaid dividends on the Preferred Shares being converted, the Company shall pay such dividends to the Preferred Shareholders as soon thereafter as funds of the Company are legally available for such payment. At the request of the Preferred Shareholders, the Company shall provide the Preferred Shareholders with written evidence of its obligation to the Preferred Shareholders.
          (g) The issuance of share certificates for Equity Shares upon conversion of Preferred Shares shall be made without charge to the Preferred Shareholders for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of shares of Equity Shares. Upon conversion of each share of Preferred Shares, the Company shall take all such actions as are necessary in order to ensure that the Equity Shares issuable with respect to such conversion shall be validly issued, fully paid and non-assessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.
          (h) The Company shall not close its books against the transfer of Preferred Shares or of Equity Shares issued or issuable upon conversion of Preferred Shares in any manner which interferes with the timely conversion of Preferred Shares. Provided, however, that the Company shall be entitled to close such books if the Company has provided such Preferred Shareholders (or Equity Shareholders) as the case may be a notice specifying the date of closure of the books and such Preferred Shareholder (or Equity Shareholder) does not notify the Company and take necessary action for having its shares converted within fifteen (15) days from the date of issue of notice by the Company. The Company shall assist and cooperate with the Preferred Shareholders to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Preferred Shares hereunder (including, without limitation, making any filings required to be made by the Company).
          (i) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Equity Shares, solely for the purpose of issuance upon the conversion of the Preferred Shares, such number of shares of Equity Shares issuable upon the conversion of all outstanding Preferred Shares. The Company shall take all such actions as may be necessary to assure that all such shares of Equity Shares may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Equity Shares may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). The Company shall not take any action which would cause the number of authorized but unissued shares of Equity Shares to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Preferred Shares.
          (j) If the Equity Shares issuable by reason of conversion of Preferred Shares are convertible into or exchangeable for any other share or Securities of the Company,

the Company shall, at the Preferred Shareholders’ option, upon surrender of the Preferred Shares to be converted by the Preferred Shareholders as provided herein together with any notice, statement or payment required to effect such conversion or exchange of Equity Shares, deliver to the Preferred Shareholders or as otherwise specified by the Preferred Shareholders a certificate or certificates representing the shares or Securities into which the shares of Equity Shares issuable by reason of such conversion are so convertible or exchangeable, registered in such name or names and in such denomination or denominations as the Preferred Shareholders have specified.
          (k) One Preferred Share shall be converted into one Equity Share (“Conversion Ratio”). In order to prevent dilution of the conversion rights granted under this Section 9.8(k), the conversion ratio shall be subject to adjustment from time to time in accordance with this Section 9.8(k). If the Company at any time subdivides (by any share split, share dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Equity Shares into a greater number of shares, the Conversion Ratio in effect immediately prior to such subdivision shall be proportionately reduced, and if the Company at any time combines (by reverse share split or otherwise) one or more classes of its outstanding shares of Equity Shares into a smaller number of shares, the Conversion Ratio in effect immediately prior to such combination shall be proportionately increased.
          (l) The Company shall keep at its principal office a register for the registration of conversion of the Preferred Shares to Equity Shares.
          (m) Effect of Conversion. Upon conversion of the Preferred Shares into Equity Shares in accordance with the procedure set forth in this Section 9.8, the holders of the Equity Shares received upon conversion of Preferred Shares shall continue to have the rights available to them under this Agreement except the rights of liquidation preference and dividend at a fixed coupon rate of 8% linked to the Preferred Shares.
SECTION X
INDEMNIFICATION; CONFIDENTIALITY
     10.1 Indemnification. Each Shareholder agrees to indemnify, defend and hold harmless each of the Company, the other Shareholder(s), and their respective lawful successors and assigns from and against any and all losses, liabilities, claims, damages, costs and expenses (including reasonable legal fees and disbursements in connection therewith and interest chargeable thereon) asserted against or incurred by the Company or such other Shareholder(s) that arise out of, result from, or may be payable by virtue of, any breach or non-performance of any representation, warranty, covenant or agreement made or obligation to be performed by the indemnifying Shareholder pursuant to this Agreement; provided, however, that the indemnifying Shareholder shall not be liable (whether in contract, tort, misrepresentation, warranty, negligence, strict liability or otherwise) for any special, indirect, incidental or consequential damages arising out of or in connection with this Agreement, or any performance, non-performance or breach hereof; provided, however, that any Shareholders’ maximum aggregate liability to the Company and the other Shareholders under this Agreement shall not in any event exceed the price at which the Preferred Shares and/or Equity Shares, as the case may be, were purchased by the respective Shareholder (as such price may be equitably adjusted for share splits, share combinations, share dividends, recapitalizations and the like).
     10.2 Confidentiality. Any communications between the Parties, the terms and conditions of this Agreement, the Preferred Share Subscription Agreement and any other documents contemplated hereby, the transactions contemplated hereunder and there under, and any other information and other material supplied to or received by a Party from any other Party which is either marked “Confidential” or is by its nature intended to be exclusively for the knowledge of the recipient alone and any information concerning the business of the Company, or the business, transactions, operations or financial arrangements of the disclosing Party or of any Person with whom any of them has a confidential relationship (together, the “Confidential Information”), shall not be disclosed by the recipient to any third Persons (other than to the recipient’s Affiliates or their officers, employees and advisers on a need to know basis) unless or until:
          (a) such information is received from a third Person without any condition of confidentiality; or
          (b) the recipient is compelled to disclose such information by any governmental authority or pursuant to Applicable Law; or
          (c) the recipient can reasonably demonstrate that the information is available in the public domain, whereupon, to the extent that it is public, this obligation shall cease; or
          (d) it is required to be furnished to the bankers of or investors or potential bankers or investors in the Company and in such case such disclosure shall only be made in confidence and the recipient shall procure that each such Person to whom disclosure is made shall before such disclosure give an undertaking on the same terms as this Section 10.2.
     10.3 Public Announcement. No Party shall issue or cause the publication of, any press release or other announcement or public communication concerning the transactions contemplated by this Agreement or the Preferred Share Subscription Agreement, except (a) with the prior written approval of the other Parties, which written approval shall not be unreasonably withheld (following provision and review of the draft announcement or communication) or (b) when required by Applicable Law, after notification (of not less than five (5) business days prior to such press release, announcement or communication unless otherwise required by any governmental authority) to the other Parties, and then only to the extent required by Applicable Law; provided, however, that the Company shall not use Tiger’s name in any manner, context or format (including references on or links to websites, or in press releases) without the prior written consent of Tiger. In accordance with the provisions of this Section 10.3, it is agreed that Helion, Tiger and/or Sierra shall have the right to issue make announcements and issue advertisements in financial and other newspapers, journals and mailings at its own expense and discretion describing their respective role in the Financing.
SECTION XI
MISCELLANEOUS
     11.1 Arbitration.
          (a) The Parties agree that in the event of any disputes, differences, controversies and questions directly or indirectly arising at any time under, out of, in connection with or in relation to this Agreement (or the subject matter of this Agreement) including, without limitation, all disputes, differences, controversies and questions relating to the validity, interpretation, construction, performance and enforcement of any provision of this Agreement (“Dispute”), the Parties shall attempt to resolve the Dispute through good faith consultation and such consultation shall begin promptly after one Party has given to the other Parties a written request for such consultation.
          (b) In the event of such consultation does not result in a resolution of such Dispute, then within a period of thirty (30) days of the same being referred to consultation any Party may refer such Dispute to final and binding arbitration. Such arbitration shall be governed by the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) and shall be held in Singapore. All proceedings of such arbitration shall be in the English language. Courts located in Singapore shall be vested with non-exclusive jurisdiction with respect to matters ancillary to the arbitral process, including, in particular, proceedings to compel or otherwise in support of the arbitral process and the Parties expressly submit to the jurisdiction of such courts. The Parties to this Agreement specifically agree that no proceedings shall be brought in any court or administrative tribunal for the purpose of seeking to stay, enjoin, or otherwise interfere with the consultation or arbitral processes hereunder, including any court or administrative tribunal located within India or Mauritius or US. Judgment upon the arbitration award may be entered in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.
          (c) The Parties agree that the arbitral panel shall comprise of a panel of three arbitrators, one arbitrator to be appointed by the Party or Parties bringing the claim, one arbitrator to be appointed by the respondents named, and the third arbitrator to be appointed by the first two arbitrators, all in accordance with the UNCITRAL Rules. In the event that any appointments are not made as specified herein within 14 (fourteen) days of notification by either party of a Dispute, such appointments shall be made in accordance with the UNCITRAL Rules.
          (d) Arbitration awards rendered shall be final and binding and shall not be subject to any form of appeal. The losing party(ies), as determined by the arbitrators, shall pay all reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees) incurred by the prevailing party(ies), as determined by the arbitrators, in connection with any Dispute unless the arbitrators direct otherwise.
     11.2 Application of this Agreement.
          (a) The terms of this Agreement shall apply mutatis mutandis to any Equity Shares (i) resulting from any conversion, reclassification, redesignation, subdivision or consolidation or other change of the Equity Shares of the Company; and (ii) of the Company or any successor body corporate which may be received by the Shareholders as a result of any merger, amalgamation, arrangement or other reorganization of or including the Company; and prior to any such action being taken, the Parties shall give due consideration to any changes which may be required to this Agreement in order to give effect to the intent of this Section.
          (b) The terms of this Agreement shall apply mutatis mutandis to any Preferred Shares (i) resulting from any conversion, reclassification, redesignation, subdivision or consolidation or other change of the Preferred Shares of the Company; and (ii) of the Company or any successor body corporate which may be received by the Shareholders as a result of any merger, amalgamation, arrangement or other reorganization of or including the Company; and prior to any such action being taken, the Parties shall give due consideration to any changes which may be required to this Agreement in order to give effect to the intent of this Section.

     11.3 Conflict with Constitution. Subject to Applicable Law, if there is any ambiguity, inconsistency or conflict between the provisions of the Company’s Constitution (as amended in accordance with the terms hereof through the date when such ambiguity, conflict or inconsistency arises or is deemed to arise) and this Agreement, such ambiguity, inconsistency or conflict shall be resolved by giving precedence to the provisions of this Agreement over the Constitution and the Parties promptly shall take all such actions and steps as are necessary to amend the Constitution of the Company to eliminate such inconsistency or conflicting provision or term from the Constitution and to replace it with a provision or term that is consistent with the provisions of this Agreement. In the meantime, while any such amendments to the Constitution are pending, no Party hereto shall seek to enforce the provision of the articles that is being amended so as to avoid inconsistency with the provisions hereof.
     11.4 Further Assurances. The Parties shall, with reasonable diligence, do all such acts and things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and to carry out its provisions.
     11.5 Benefit of the Agreement. This Agreement shall enure to the benefit of and be binding upon successors and permitted assigns of the Parties hereto.
     11.6 Entire Agreement. This Agreement, together with the Preferred Share Subscription Agreement, any other ancillary agreement executed pursuant hereto or thereto and any deeds of adherence executed pursuant to this Agreement, constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and cancels and supersedes any prior understandings and agreements between the Parties with respect to such subject matter, including the Shareholders Agreement dated 25 April 2005 executed by SAIF, Travogue, the Founders and the Company, the Equity Share Subscription Agreement, the Amended and Restated Shareholders Agreement dated as of April 12, 2006 and the Second Prior Agreement. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties as to the transactions set forth herein other than those expressly set forth in this Agreement, the Constitution, the Preferred Share Subscription Agreement and any other ancillary agreement executed pursuant hereto or thereto.
     11.7 Amendments and Waivers. No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by all of the Parties. To the extent any such modification or amendment requires a corresponding modification or amendment to the Constitution, the Parties shall use their reasonable efforts in good faith to cause all such modifications or amendments to the Constitution. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.
     11.8 Assignment. This Agreement and the rights, obligations and duties hereunder shall inure to the benefit of the Parties hereto and to their respective successors and permitted assigns. Notwithstanding anything contained herein, no Party hereto shall assign this Agreement or any rights and obligations hereunder to any Person without the prior written consent of the other Parties hereto; provided, however, SAIF may, at any time assign this Agreement or all of its rights and/or obligations hereunder to any Affiliate of SAIF provided that, without limiting the generality of Section VI , (a) such Affiliate is not a Competitor at the time of such assignment, (b) at the time of such assignment, such Affiliate does not hold an equity interest in a Competitor that represents 20% or more of the paid-up share capital of such Competitor, (c) SAIF has provided reasonable prior notice of such assignment to each of the Founders and the Company and (d) Helion, Tiger and Sierra may, at any time assign this Agreement or all of its rights and/or obligations hereunder to any Affiliate of Helion, Tiger or Sierra, respectively, without limiting the generality of Section VI that such Affiliate is not a Competitor at the time of such assignment.
     11.9 Termination.
          (a) This Agreement shall terminate upon:
               (i) The written agreement of the Parties; or
               (ii) The dissolution, liquidation or winding up of the Company;
               (iii) Except as provided in Section 11.9(b), the rights and obligations of a Shareholder hereunder automatically shall terminate from and as of the time such Shareholder, directly or indirectly, no longer or (if such Shareholder has Transferred all of the Equity Shares or Preferred Shares held by it to one or more Affiliates, then none of such Shareholder’s Affiliates) owns or holds any Shares. Provided further that the rights of Helion and Sierra, Tiger, Founders and SAIF under Section III, Section IV and Section V shall terminate automatically from and as of the time Helion or Sierra, as the case may be, individually owns or holds less than 5% of the total issued and paid up share capital of the Company on a fully diluted basis, or the Founders or SAIF, as the case may be, owns or holds less than 5% of the total issued and paid up share capital of the Company on a fully diluted basis.
               (iv) Any breach by any of the Parties (other than the Company) (the “Defaulting Party”) of any of their representations and warranties, undertakings, obligations and/or covenants in this Agreement or a default in compliance with the terms and conditions of this Agreement which is not cured within 45 days of notice thereof being given to the Defaulting Party by the non-defaulting Party (“Non-Defaulting Party”).
          (b) The termination of this Agreement shall not discharge, affect or otherwise modify the rights and obligations of the Parties established or incurred prior to such termination. Notwithstanding anything to the contrary, the provisions in this Agreement relating to Indemnification, Confidentiality, Arbitration, Notices, Governing Law and other representations, warranties, covenants and obligations which by their nature are intended to survive shall survive the termination of this Agreement.
     11.10 Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part of such provision and the remaining part of such provision and all other provisions of this Agreement shall continue to be in full force and effect.
     11.11 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, without proving damages, in addition to any other remedy to which they may be entitled.
     11.12 No Partnership; No Third Party Rights.
          (a) The Parties hereto agree that nothing in this Agreement shall be deemed to create a partnership, agency or any other relationship between them, except as otherwise expressly stated herein.
          (b) Nothing herein expressed or implied is intended, nor shall it be construed, to confer upon or give to any third party any rights or remedies under or by reason of this Agreement.
     11.13 [Section not utilised].
     11.14 Notices. Any notice, claim or demand in connection with this Agreement shall be in writing in English (a “Notice”) and shall be sufficiently given upon personal delivery, or upon confirmed receipt if sent by post, upon confirmed transmission by facsimile or electronic mail, or upon confirmed delivery by overnight commercial courier service, to the addresses below (or at such other address as a Party may designate by seven (7) days’ advance written notice to the other Parties):
(a)	If to SAIF, to:

Softbank Asia Infrastructure Fund,
Two Palo Alto Square,
Suite 5000,
3000 El Camino Road,
Palo Alto, CA 94306,
U.S.A.
Telephone No.: 650 319 2763
e-Facsimile No.: 415 276 3185
Attention: Mr. Ravi Adusumalli
Copy to:
SAIF Advisors Ltd. Suites 2115-2118, Two Pacific Place 88 Queensway, Hong Kong Attention: Mr. Brandon Lin Telephone No: 852 2918 2206 Facsimile No: 852 2234 9116

Attention: Mr. Jason So Telephone No.: 852 2918 2205 Facsimile No.: 852 2234 9116

(b)	If to Travogue, to:

75-76, Adchini, Sri Aurobindo Marg, New Delhi – 110 017, India Attention: Deep Kalra Telephone No: +91-11-26566867 Facsimile No: +91-11-26521471;

(c)	If to the Founders, to:

J-6/11A, DLF Phase II, Gurgaon, Haryana, India, Attention: Deep Kalra Telephone No: +91-11-26566867 Facsimile No: +91-11-265231471; and

(d)	If to the Company, to:

10, Frere Felix De Valois Street, Port Louis, Republic of Mauritius Attention: Santanand Soorkia Telephone No: +230-2023000 Facsimile No: +1-267-9375170.

(e)	If to Helion, to:

International Management (Mauritius) Ltd Les Cascades Building Edith Cavell Street Port Louis, Mauritius Facsimile: (230) 212 9833 For attention of: Natarajan R

(f)	If to Sierra, to:

(g)	In the case of Tiger to:

Lee Fixel Scott Shleifer Feroz Dewan Tiger Global Management 101 Park Avenue, 48th Floor New York, NY 10178 USA

Telephone No.: 001-212-984-8800 Fax.: 001-212-557-1701

With a copy to: Gunderson Dettmer 220 W. 42nd Street, Floor 21 New York, NY 10036 USA

Attention: Ward Breeze Telephone No.: 001-212-430-3134 Facsimile No.: 001-877-881-3007
     Any Party hereto may change the foregoing address and telephone and facsimile numbers upon notice to the other parties in accordance with this Section 11.14.
     11.15 Governing Law. This Agreement shall be governed and interpreted by and construed in accordance with the laws of the Republic of India, without giving effect to the principles of conflict of laws thereunder.
     11.16 U.S. Tax Matters.
          (a) The Company will comply and will cause its Subsidiaries to comply with all record-keeping, reporting, and other requests necessary for the Company and its Subsidiaries to comply with any applicable U.S. tax law or to allow any direct or indirect Shareholder to avail itself of any provision of U.S. tax law.
          (b) The Company acknowledges that certain investors may be, or may be comprised of investors that are, U.S. persons and that the U.S. income tax consequences to those persons of the investment in the Company will be significantly affected by whether the Company and/or any of the entities in which it owns an equity interest at any time is classified as a partnership or a branch for U.S. federal income tax purposes.
          (c) Immediately after the Effective Date, the Company will not be a “Controlled Foreign Corporation” (“CFC”) as defined in the U.S. Internal Revenue Code of 1986, as amended (or any successor thereto) (the “Code”) with respect to the Securities held by each Shareholder. In the event that the Company is determined by counsel or accountants for a Shareholder to be a CFC with respect to the Securities held by such Shareholder, the Company agrees to use commercially reasonable efforts to avoid generating Subpart F Income (as defined in Section 952 of the Code) (“Subpart F Income”). No later than 45 days following the end of each Company taxable year, the Company shall provide the following information to each Shareholder: (i) the Company’s capitalization table as of the end of the last day of such taxable year and (ii) a report regarding the Company’s status as a CFC. In addition, the Company shall provide each Shareholder with access to such other Company information as may be required by each Shareholder to determine the Company’s status as a CFC and to determine whether such Shareholder or any of the Shareholder’s Partners is required to report its pro rata portion of the Company’s Subpart F Income on its United States federal income tax return, or to allow such Shareholder or such Shareholder’s Partners to otherwise comply with applicable United States federal income tax laws. For purposes of this Section 11.16, (i) the term “Shareholder’s Partners” shall mean each of the Shareholder’s shareholders, partners, members or other equity holders and any direct or indirect equity owners of such entities and (ii) the “Company” shall mean the Company and any of its subsidiaries.

          (d) The Company has never been, and, to the best of its knowledge after consultation with its tax advisors, will not be with respect to its taxable year during which the Effective Date occurs, a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code. The Company shall use commercially reasonable efforts to avoid being a PFIC. The Company shall make due inquiry with its tax advisors on at least an annual basis regarding its status as a PFIC, and if the Company is informed by its tax advisors that it has become a PFIC, or that there is a likelihood of the Company being classified as a PFIC for any taxable year, the Company shall promptly notify each Shareholder of such status or risk, as the case may be. In addition, to ensure that each Shareholder’s Partners have sufficient information to make a “Qualified Electing Fund” election or file a “Protective Statement” pursuant to Treasury Regulation Section 1.1295-3, as amended (or any successor thereto), the Company shall provide annual financial information to each Shareholder in the form provided in the attached PFIC Exhibit (or in such other form as may be required to reflect changes in applicable law) as soon as reasonably practicable following the end of each taxable year of each Shareholder (but in no event later than ninety (90) days following the end of each such taxable year), and shall provide each Shareholder with access to such other Company information as may be required for purposes of filing U.S. federal income tax returns in connection with such Qualified Electing Fund election or Protective Statement. In the event that any Shareholder’s Partner has made a “Qualified Electing Fund” election must include in its gross income for a particular taxable year its pro rata share of the Company’s earnings and profits pursuant to Section 1293 of the Code, the Company agrees to make a dividend distribution to such Shareholder (no later than ninety (90) days following the end of the Company’s taxable year or, if later, ninety (90) days after the Company is informed by such Shareholder that the Shareholder’s Partner has been required to recognize such an income inclusion) in an amount equal to fifty percent (50%) of the amount that would be included by such Shareholder if such Shareholder were a “United States person” as such term is defined in Section 7701(a)(30) of the Code and had such Shareholder made a valid and timely “Qualified Electing Fund” election which was applicable to such taxable year.
          (e) The Company shall take such actions, including making an election to be treated as a corporation or refraining from making an election to be treated as a partnership, as may be required to ensure that at all times the Company is treated as corporation for United States federal income tax purposes.
          (f) The Company shall make due inquiry with its tax advisors (and shall cooperate with each Shareholder’s tax advisor’s with respect to such inquiry) on at least an annual basis regarding whether each Shareholder’s or any Shareholder’s Partner’s direct or indirect interest in the Company is subject to the reporting requirements of either or both of Sections 6038 and 6038B of the Code (and the Company shall duly inform each Shareholder of the results of such determination), and in the event that a Shareholder’s or any Shareholder’s Partner’s direct or indirect interest in the Company is determined by the Company’s tax advisors or a Shareholder’s tax advisors to be subject to the reporting requirements of either or both of Sections 6038 and 6038B, the Company agrees, upon a request from such Shareholder, to provide such information as may be necessary to fulfill any Shareholder’s or any Shareholder’s Partner’s obligations thereunder.
          (g) With respect to any taxable year in which the Company is classified either as a (i) CFC or (ii) PFIC, the Company shall pay a dividend to its shareholders (to the extent permitted by Applicable Law) in an amount equal to 50% of the sum of the Company’s ordinary earnings and net capital gain as defined for purposes of Section 1293(a)(1) of the Code.
     11.17 Counterparts. This Agreement may be executed by the Parties in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. A facsimile transmission of the executed signature page of this Agreement by a Party shall constitute due and proper execution of this Agreement by such Party.
[Remainder of page intentionally left blank.]

The parties hereto have caused their duly authorized representatives to execute this agreement on the day and year first hereinabove written

Witnessed by:	/s/ Yiu Lai Ping	SB ASIA INVESTMENT FUND II L.P.

Name:	Lai-ping Yiu	By:	/s/ Andrew Y. Yan

Address:	Suites 2115-2118,	Name:	Andrew Y. Yan
	2 Pacific Place, 88 Queensway,	Title:	Authorized Signatory
Hong Kong
TRAVOGUE ELECTRONIC TRAVEL
PRIVATE LIMITED

/s/ Deep Kalra

Name:	Deep Kalra
Title:	Director

MR. DEEP KALRA
/s/ Deep Kalra

MR. KEYUR JOSHI
/s/ Keyur Joshi

MR. SACHIN BHATIA
/s/ Sachin Bhatia

HELION VENTURE PARTNERS, LLC
By:	/s/ Heerdaye Jugbandhan
Name: Heerdaye Jugbandhan
Title: Director

SIERRA VENTURES VIII-A, L.P.
By:	/s/ Aditya Tim Guleri
Name:
Title:

SIERRA VENTURES VIII-B, L.P.
By:	/s/ Aditya Tim Guleri
Name:
Title:

SIERRA VENTURES ASSOCIATES VIII, LLC
By:	/s/ Aditya Tim Guleri
Name:
Title:

International Web Travel Private Limited
/s/ Deep Kalra
Deep Kalra
Director

LEE FIXEL
/s/ Lee Fixel

Feroz Dewan
/s/ Feroz Dewan

Scott Shleifer
/s/ Scott Shleifer

TIGER GLOBAL PRIVATE
INVESTMENT PARTNERS IV, L.P.
By:	Tiger Global PIP Performance IV, L.P.
Its:	General Partner
By:	Tiger Global PIP Management IV, Ltd.
Its:	General Partner

By:	/s/ Charles P. Coleman, III
	Name:	Charles P. Coleman, III
	Title:	Director
TIGER GLOBAL PRIVATE
INVESTMENT PARTNERS V, L.P.
By:	Tiger Global PIP Performance V, L.P.
Its:	General Partner
By:	Tiger Global PIP Management V, Ltd.
Its:	General Partner

By:	/s/ Charles P. Coleman, III
	Name:	Charles P. Coleman, III
	Title:	Director

Schedule A
Series A Preferred Shareholder
SAIF
Helion
Sierra
Series B Preferred Shareholder
SAIF
Helion
Sierra
PIP IV
Fixel
Shleifer
Dewan
Series C Preferred Shareholder
SAIF
Helion
Sierra
PIP V
Fixel
Dewan

SCHEDULE B
VETO MATTERS
i.	The commencement of any business other than the business of Travel Services;

ii.	Any increase, reduction, sub-division, reorganisation, reclassification, redemption of the authorized, issued, or paid up share capital of the Company (unless provided for in this Agreement); or any issuance, grant, repurchase or cancellation of any shares or other securities of the Company (including employee stock options unless provided for in this Agreement or the Preferred Share Subscription Agreement) or any change in rights attached to any class of shares or conversion of any security other than the Preferred Shares into, any share capital of the Company and the terms and conditions of any of the foregoing;

iii.	Any action to list any shares or securities of the Company on any stock exchange, whether in India or abroad, and the terms and conditions of such initial public offering, including with respect to its size, pricing and timing;

iv.	[clause not utilized]

v.	Any transaction or a series of transactions which would entail the sale, lease, transfer, disposal or encumbrance of 5% (five percent) or more of the Company’s or Subsidiary’s assets or property including intellectual property rights of the Company or a Subsidiary in any financial year; provided that aforesaid threshold of 5% shall not be applicable in the case of intellectual property rights;

vi.	Any merger, acquisition, consolidation, reorganization, amalgamation or other business combination involving the Company, investment decisions (except for any decisions relating to any investments of surplus cash (over and above the amounts required under the annual budget) in government securities and mutual funds) including creation of any subsidiary or other controlled entity and any action for winding up or liquidation of the Company or for the appointment of a receiver or liquidator;

vii.	buy back of any Equity Shares of the Company (other than repurchases of stock owned by the management and employees, after approval of the Board), or redemption of any series of preferred shares ranking subordinate to the Preferred Shares;

viii.	amendment or waiver of any provision of the Constitution of the Company or of the constitutive documents of its Subsidiaries;

ix.	Any change in the composition of the Board;

x.	Any agreement with a related party;

xi.	Approval or amendment to the annual budget and the annual accounts of the Company;

xii.	Appointment, changes or removal of key employees or adoption or amendment of their employment contracts with the Company;

xiii.	The entering into, variation or termination of any agreement material to the business of the Company or outside the ordinary scope of business of the Company;

xiv.	Any change in the statutory auditors of the Company (if the statutory auditor is a company other than a member of the Big Four Firms;

xv.	The granting of loans or advances in excess of USD 50,000 to any person other than in the ordinary course of business;

xvi.	Initiation or settlement in any jurisdiction of legal or arbitration proceedings (other than routine debt collection or any disputes, actions or claims between or among the Parties to this Agreement, the Preferred Share Subscription Agreement or the Employment Agreement or any assignees or successor thereof) which involves an amount (including related costs) in excess of USD 100,000;

xvii.	Incurrence of indebtedness of the Company or its Subsidiaries in excess of a sum of USD 500,000 (USD Five Hundred Thousand Only);

xviii.	Capital expenditure in excess of an amount of USD 500,000 in any financial year, not contemplated by the operating budget approved by the Board of the Company or its Subsidiaries;

xix.	Paying or declaring a dividend on any Equity Shares or any series of preferred shares ranking subordinate to or on par with the Preferred Shares, including for payment or declaration of dividend on the Preferred Shares;

xx.	Establishing or investing in any subsidiaries or joint ventures by the Company, either directly or through any of its Subsidiaries, or divestment in any subsidiaries or joint ventures by the Company, either directly or through any of its Subsidiaries;

xxi.	Grant of any new stock option or stock equivalent by the Company or its Subsidiaries, and such grant containing provisions for accelerated vesting upon (a) change of control of the Company or its Subsidiaries, (b) sale of all or substantially all of the assets or Shares of the Company or its Subsidiaries, and (c) termination of employment or similar event;

xxii.	Increase in the number of Equity Shares reserved under the equity incentive plans of the Company or its Subsidiaries;

xxiii.	Entering into any transaction by the Company or its Subsidiaries with any of their directors or Key Managerial Personnel;

xxiv.	Restructuring the Company in accordance with Section 3.9;

xxv.	Any commitment or agreement or delegation of powers to do any of the foregoing.
Provided, however, that, the consent of Deep Kalra for any of the actions specified in (iii), (v) and (vi) above shall no longer be required if any of such actions occur after the earlier of (i) 3 (three) years after the Effective Date or (ii) an IPO of the Company or any Subsidiary.

SCHEDULE C
LIST OF COMPETITORS
Yatra.com
Travel Guru.com
ClearTrip.Com
Desiya.com
FlightRaja.com / FlightOrder.com (or their parent company EOS ltd)
FlightRaja.com/Via.com
Arzoo.com
JourneyMart.com
Tripmela.com
Tripper.com
TravelmartIndia.com
Travel Tours / Travel Air
Travelport
Thomas Cook
Cox & Kings / Eezego1.com
Sita/Kuoni / SOTC
TCI
ITH
Raj Travels
Kesari Tours
Orbit Travel & Tours
Eeze Tours Online
Any entity organized in India that is a joint venture of Travelocity, Expedia or Zuji
Any travel search company registered in India using the word ‘travel’ in its metatag and deriving a majority of their revenues from within India.
Any of the competitors listed in this Schedule C shall be deemed removed from this Schedule C upon such competitor’s initial public offering or upon the Company’s or any Subsidiary’s IPO.

PFIC EXHIBIT
Annual Information Statement
(1)	_	This questionnaire applies to the taxable year of International Web Travel Private Limited (the “Company”) beginning on January 1, 20_____, and ending on December 31, 20_____.

(2)	_	Please check here if 75% or more of the company’s gross income constitutes passive income.
                    Passive income: For purposes of this test, passive income includes:
■	Dividends, interests, royalties, rents and annuities, excluding, however, rents and royalties which are received from an unrelated party in connection with the active conduct of a trade or business.

■	Net gains from the sale or exchange of property—
¡	which gives rise to dividends, interest, rents or annuities (excluding, however, property used in the conduct of a banking, finance or similar business, or in the conduct of an insurance business);
¡	which is an interest in a trust, partnership, or REMIC; or

¡	which does not give rise to income.
■	Net gains from transactions in commodities.

■	Net foreign currency gains.

■	Any income equivalent to interest.
Look-through rule: if the Company owns, directly or indirectly, 25% of the stock by value of another corporation, the Company must take into account its proportionate share of the income received by such other corporation.
(3)	_	Please check here if the average fair market value during the taxable year of passive assets held by the company equals 50% or more of the average fair market value of all of the company’s assets.
Note: This test is applied on a gross basis; no liabilities are taken into account.
Passive Assets: For purposes of this test, “passive assets” are those assets which generate (or are reasonably expected to generate) passive income (as defined above). Assets which generate partly passive and partly non-passive income are considered passive assets to the extent of the relative proportion of passive income (compared to non-passive income) generated in a particular taxable year by such assets. Please note the following:
■	A trade or service receivable is non-passive if it results from sales or services provided in the ordinary course of business.

■	Intangible assets that produce identifiable items of income, such as patents or licenses, are characterized in terms of the type of income produced.

■	Goodwill and going concern value must be identified to a specific income producing activity and are characterized in accordance with the nature of that activity.

■	Cash and other assets easily convertible into cash are passive assets, even when used as working capital.

■	Stock and securities (including tax-exempt securities) are passive assets, unless held by a dealer as inventory.
Average value: For purposes of this test, “average fair market value” equals the average quarterly fair market value of the assets for the relevant taxable year.
Look-through rule: if the Company owns, directly or indirectly, 25% of the stock by value of another corporation, the Company must take into account its proportionate share of the passive assets of such other corporation.
(4)	_	Please check here if (A) more than 50% of the company’s stock (by voting power or by value) is owned by five or fewer U.S. persons or entities and (b) the average aggregate adjusted tax bases (as determined under U.S. tax principles) during the taxable year of the passive assets held by the company equals 50% or more of the average aggregate adjusted tax bases of all of the company’s assets.
Average value: For purposes of this test, “average aggregate adjusted tax bases” equals the average quarterly aggregate adjusted tax bases of the assets for the relevant taxable year.

Look-through rule: if the Company owns, directly or indirectly, 25% of the stock by value of another corporation, the Company must take into account its proportionate share of the passive assets of such other corporation
(5)	[Investor] has the following pro-rata share of the ordinary earnings and net capital gain of the company as determined under U.S. income tax principles for the taxable year of the company:

Ordinary Earnings: (as determined under U.S. income tax principles)

Net Capital Gain: (as determined under U.S income tax principles)

Pro Rata Share: For purposes of the foregoing, the shareholder’s pro rata share equals the amount that would have been distributed with respect to the shareholder’s stock if, on each day during the taxable year of the Company, the Company had distributed to each shareholder its pro rata share of that day’s ratable share (determined by allocating to each day of the year, an equal amount of the Company’s aggregate ordinary earnings and aggregate net capital gain for such year) of the Company’s ordinary earnings and net capital gain for such year. Determination of a shareholder’s pro rata share will require reference to the Company’s charter, certificate of incorporation, articles of association or other comparable governing document.
(6)	The amount of cash and fair market value of other property distributed or deemed distributed by Company to [Investor] during the taxable year specified in paragraph 1. is as follows:
Cash:
Fair Market Value of Property:
(7)	Company will permit [Investor] to inspect and copy Company’s permanent books of account, records, and such other documents as may be maintained by Company that are necessary to establish that PFIC ordinary earnings and net capital gain, as provided in Section 1293(e) of the U.S. Internal Revenue Code of 1986, as amended (or any successor provision thereto), are computed in accordance with U.S. income tax principles.
     The foregoing representations are true and accurate as of the date hereof. If in any respect such representations shall cease to be true and accurate, the undersigned shall give immediate notice of such fact to [Investor].

INTERNATIONAL WEB TRAVEL PRIVATE LIMITED
By:

Name:

Title:

Date: